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HORIZON BANCORP
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March 15, 2016

Dear Shareholder:
You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Horizon Bancorp to be held at the Orak Shrine Center, 3848 Frontage Road, Michigan City, Indiana on Thursday, May 5, 2016, at 10:00 a.m. local time (registration will begin at 9:30 a.m.). To ensure that a quorum will be represented at the meeting, we encourage you to vote promptly using one of the methods described in the Proxy Statement. Voting early will not limit your right to attend the meeting and vote in person.
As in recent years, we are taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to our shareholders by posting the materials on the Internet, and which allow us to provide our shareholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Our proxy materials are posted at http://www.investorvote.com/hbnc. On March 18, 2016, we will mail a notice to our shareholders containing instructions on how to access our proxy materials online and on how to vote.
The Notice of Annual Meeting and the Proxy Statement cover the business to come before the meeting, which will be the election of directors, approval of an amendment to the Articles of Incorporation to increase the number of authorized Common Shares of Horizon Bancorp, an advisory (non-binding) vote to approve executive compensation and the ratification of the independent auditors. We urge you to read these materials carefully.
The Annual Report for the year ending December 31, 2015 is posted on the Internet, and if you request printed versions of the proxy materials, a copy of the Annual Report will be enclosed with the Notice of Annual Meeting and Proxy Statement.
I look forward to meeting our shareholders, and welcome the opportunity to discuss the business of your company with you.

Craig M. Dwight
Chairman of the Board and Chief Executive Officer

HORIZON BANCORP
515 Franklin Square
 Michigan City, Indiana 46360
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 5, 2016
To Our Shareholders:
The Annual Meeting of Shareholders of Horizon Bancorp (“Horizon”) will be held on Thursday, May 5, 2016, 10:00 a.m. local time (registration will begin at 9:30 a.m.), at the Orak Shrine Center, 3848 Frontage Road, Michigan City, Indiana.
The Annual Meeting will be held for the following purposes:
1.	Election of Directors: To elect four directors to serve three-year terms expiring in 2019.
2.	Amendment of the Articles of Incorporation to Increase the Number of Common Shares: To consider and approve an amendment to the Articles of Incorporation of Horizon to increase the number of authorized Common Shares from 22,500,000 to 44,000,000 Common Shares.
3.	Advisory Vote to Approve Executive Compensation: To vote on a non-binding, advisory proposal to approve the compensation of Horizon’s executive officers described in this Proxy Statement.
4.	Ratification of Independent Auditors: To ratify the appointment of BKD, LLP, as independent auditors for 2016.
5.	Other Business: To transact such other business as may properly come before the meeting or any adjournment of the meeting.
You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on March 4, 2016.
We urge you to read the Proxy Statement carefully so that you may be informed about the business to come before the meeting or any adjournment.
This Notice of Annual Meeting and Proxy Statement are posted on the Internet at http://www.investorvote.com/hbnc. A copy of our Annual Report for the fiscal year ended December 31, 2015, also is posted on the Internet, and, if you request printed versions of the proxy materials, the Annual Report will be enclosed with this Notice of Annual Meeting and Proxy Statement.
By Order of the Board of Directors
James D. Neff
Secretary
Michigan City, Indiana
March 15, 2016
As shareholders of Horizon, your vote is important. Whether or not you plan to be present in person at the Annual Meeting, it is important that your shares are represented.
Please vote as soon as possible.

HORIZON BANCORP
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 5, 2016
General Information
Information About Proxy Materials
Why am I receiving these proxy materials?
The Board of Directors of Horizon Bancorp, an Indiana corporation (“Horizon”), is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 5, 2016, at 10:00 a.m. local time. The meeting will be held at the Orak Shrine Center, 3848 Frontage Road, Michigan City, Indiana. Our Board of Directors has made these materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We plan to mail our Notice of Internet Availability of Proxy Materials to our shareholders on March 18, 2016.
What is included in these materials?
These materials include:
•	Our Proxy Statement for the Annual Meeting; and
•	Our 2015 Annual Report, which includes our audited consolidated financial statements.
If you requested a paper copy of these materials by mail, a proxy card also was included.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we sent our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). All shareholders receiving the Notice have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
How can I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet.
You also may choose to receive your future proxy materials by email by following the instructions in the Notice that was sent to you. Receiving materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you elect to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Items of Business
What will the shareholders vote on at the Annual Meeting?
Shareholders will vote on the following four proposals:
•	The election of four directors to serve three-year terms;

•	An amendment to the Articles of Incorporation in order to increase the number of authorized Common Shares;
•	An advisory proposal on the compensation of Horizon’s executive officers described in this Proxy Statement; and
•	The ratification of the appointment of BKD, LLP, as independent auditors for 2016.
Will there be any other items of business on which to vote?
Management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered.
Voting Information
Who can vote at the Annual Meeting?
Shareholders of record of Horizon Common Shares as of the close of business on March 4, 2016, the record date, may vote at the Annual Meeting. On the record date, 11,939,887 Horizon Common Shares were outstanding. Each Common Share is entitled to one vote on each matter to be voted on at the Annual Meeting.
How do I vote my shares?
There are three ways to vote by proxy prior to the Annual Meeting:
• By Telephone:	Shareholders located in the United States can vote by telephone by calling 1-800-652-VOTE (8683) and following the instructions in the Notice;
• By Internet:	You can vote over the Internet at www.investorvote.com/hbnc by following the instructions in the Notice; or
• By Mail:	You can vote by signing, dating and mailing the proxy card sent to you by mail.
We encourage you to vote over the Internet, by telephone or by mailing the proxy card even if you plan to attend the meeting.
All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter described below in accordance with the recommendations of the Board of Directors on Proposals 1, 2, 3 and 4 as set forth in this Proxy Statement and on any other matters in accordance with their best judgment.
If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.
Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.
Can I vote my shares in person at the meeting?
If you are a shareholder of record as of March 4, 2016, you may vote your shares in person at the meeting.
If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the meeting.

Can I change my vote after I have voted by telephone, online or mailed my proxy card?
You may change your vote at any time prior to the vote at the Annual Meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Horizon’s Secretary (James D. Neff, 515 Franklin Square, Michigan City, Indiana 46360), or by voting in person at the Annual Meeting.
What constitutes a quorum?
A majority of the outstanding Common Shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of March 4, 2016, the record date, 11,939,887 Common Shares were issued and outstanding.

How many votes are required for the election of directors, amendment of the Articles of Incorporation and the other proposals?
The following votes will be required to approve the proposals:
•	Directors will be elected by a plurality of the votes cast (Proposal 1).
•	The proposal to amend the Articles of Incorporation to increase the number of authorized Common Shares (Proposal 2), the advisory vote to approve executive compensation (Proposal 3) and the ratification of the independent auditors (Proposal 4) require for approval that more votes be cast in favor of the proposal than against the proposal.
Abstentions and “broker non-votes” (described below) are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast. Instructions to withhold authority will result in a nominee for director in Proposal 1 (Election of Directors) receiving fewer votes but will not count as votes “against” the nominee. Broker non-votes will not affect the vote on Proposal 1 since broker non-votes also are not considered to be “votes cast.” Neither abstentions nor broker non-votes will affect whether more votes have been cast for than against Proposal 2 (Amendment of Articles of Incorporation to Increase the Number of Authorized Common Shares), Proposal 3 (Advisory Vote to Approve Executive Compensation) and Proposal 4 (Ratification of Independent Auditors).
What is a “broker non-vote”?
A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine,” such as the ratification of auditors. To avoid a broker non-vote of your shares on the election of directors, the amendment of the Articles of Incorporation and the advisory vote on executive compensation, each of which is a non-routine matter, you must provide voting instructions to your broker or other nominee.
Who pays the cost of this proxy solicitation?
Horizon pays the cost of soliciting proxies. Upon request, Horizon will reimburse brokers, dealers, banks, trustees and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of the Common Shares. In addition to sending the Notice of Internet Availability of Proxy Materials and requested proxy materials by mail, proxies may be solicited personally or by telephone or facsimile or electronic mail, by certain directors, officers and employees of Horizon, Horizon Bank, N.A., and their subsidiaries, who will not be specially compensated for such solicitation.

Proposal 1
Election of Directors
The first matter to be acted upon at the Annual Meeting is the election of directors. Horizon’s Board of Directors currently consists of twelve members. As required by Horizon’s Amended and Restated Articles of Incorporation, the Board is divided into three classes of equal or near-equal size and the members of one class of directors are elected to serve three-year terms at each Annual Meeting.
Director Qualifications and Diversity
Horizon is a community bank that operates in a heavily regulated industry and relies on its Board of Directors for local knowledge and business acumen. Horizon believes its Board should be composed of individuals with business or academic experience that has made a positive impact on its business and the local community. In addition, Horizon’s directors are expected to meet the standards outlined below. Horizon believes that all of its current Board members possess the professional and personal qualifications necessary for effective Board service, and Horizon has highlighted particularly noteworthy attributes for each Board member in the individual biographies below.  In addition, several of Horizon’s Board members have numerous years of service on the Board and have served through multiple economic cycles.  Horizon believes this experience has provided them with significant and valuable understanding of Horizon’s business, the regulatory requirements, and the industry in which it competes.
Horizon’s directors have considerable professional and business acumen, are well educated and are engaged in the local communities served by Horizon. Five members of Horizon’s current Board of Directors qualify as “audit committee financial experts,” which is a considerable number for a company of Horizon’s size.
Horizon’s directors actively participate in continuing education, with each director completing a minimum of 100% of their 2015 and 2014 assigned educational programs. In addition, several directors attended outside training programs in the areas of audit, compensation, lending, fraud and regulatory compliance.
Horizon’s Board of Directors believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight. The Board’s Nominating Committee is authorized by Horizon’s Bylaws to select Horizon’s nominees to serve as directors. The Nominating Committee Charter requires the Committee, before it selects a nominee for election or re-election or recommends a director to fill a vacancy, to review and evaluate:
•	the nominee’s qualifications, including judgment, skill, capability, ability to serve, conflicts of interest, business experience, the interplay of the candidate’s experience with that of the other Board members, the extent to which a candidate would be a desirable addition to the Board and any committee of the Board;
•	if applicable to the nominee, whether the nominee would be deemed “independent” under marketplace rules of the NASDAQ Stock Market and SEC regulations;
•	whether the nominee is qualified and likely to remain qualified to serve under Horizon’s Bylaws; and
•	such other factors the Committee deems relevant.

The Nominating Committee Charter also provides that in determining whether to select incumbent directors for re-election to the Board, the Committee must consider the director’s past participation and contribution to the Board.
The Nominating Committee applies a broad concept of diversity, which includes all of the criteria listed in the Nominating Committee Charter together with other factors such as the nominee’s age, leadership abilities, continuous learning and the location of the nominee’s residence and place of business. Although Horizon does not have a diversity policy, when the Nominating Committee seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Nominating Committee selects director nominees on the basis of all of these criteria with the goal of finding the best qualified person to meet Horizon’s needs.
With respect to geographic diversity, the Nominating Committee considers whether current directors and nominees reside and/or have a place of business in the cities and counties in which Horizon Bank has branches and in which the bank may consider locating future branches. Each of Horizon’s current directors lives and works (unless retired) in the markets served by Horizon. With respect to skill set diversity, the Nominating Committee seeks to have directors and nominees with not only experience and expertise related to banking but also in a broad range of other professions. The Board currently consists of members with expertise in manufacturing, academia, accounting, law, finance, collections, receivable management, real estate sales, real estate development, construction management and architecture.
The Nominating Committee also considers the age of director nominees and current directors. Horizon’s Bylaws provide that a nominee who is not currently serving on the Board must not have reached his or her sixtieth birthday as of the date of the shareholder meeting at which the nomination will be considered or as of the date the nominee is elected to fill a Board vacancy. The Bylaws also specify that directors may continue to serve until the end of the year in which they reach their seventy-fifth birthday.
Nominees
The terms of Susan D. Aaron, Charley E. Gillispie, Larry N. Middleton and Robert E. Swinehart will end at the Annual Meeting. As previously announced, current Board member Charley E. Gillispie will retire at the end of his current term due to his pending out-of-state move away from Horizon’s market area. Mr. Gillispie’s decision not to stand for reelection is not a result of any disagreement with us on any matter relating to our operations, policies, or practices. In connection with the expiration of Mr. Gillispie’s current term at the Annual Meeting, the Board nominated Craig M. Dwight to stand for election for the Class of 2019 at the Annual Meeting to fill the vacancy being created by Mr. Gillispie’s retirement. Mr. Dwight will resign as a Class of 2017 director at the Annual Meeting, contingent upon his election as a Class of 2019 director at the Annual Meeting. Mr. Dwight’s decision to stand for election this year (and resign as a Class of 2017 director) is solely to facilitate his election as a Class of 2019 director at the Annual Meeting to fill the vacancy being created by Mr. Gillispie. Effective upon the conclusion of the Annual Meeting and contingent upon Mr. Dwight’s election as a Class of 2019 director at such meeting, a vacant directorship will be created in the Class of 2017. The Board will likely appoint a director to fill the Class of 2017 director vacancy once a qualified director is identified.
In addition to Mr. Dwight, the Board of Directors has nominated each of the other three current directors whose terms are expiring to serve additional three-year terms as members of the Class of 2019. Information on the nominees and the other members of the Board of Directors is provided below.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the election of the four nominees
(Item 1 on the Proxy Card)

Members of the Board of Directors
The following table presents biographical information on all of the directors, including the four nominees, and information regarding the director’s experiences, qualifications, attributes or skills that have caused the Nominating Committee and the Board to determine that the director should continue to serve on Horizon’s Board. All of the directors of Horizon also serve as directors of Horizon Bank.
Name	Age	Business Experience and Service as a Director
Class of 2019
Susan D. Aaron	61
Ms. Aaron is the Chairman of Vision Financial Services, Inc., LaPorte, Indiana, an accounts receivable management business in which she has more than thirty years’ experience. She has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of Horizon Bank since 1993. Ms. Aaron has a degree in finance and an M.B.A. If Ms. Aaron were serving on the Audit Committee, she would qualify as an audit committee financial expert under SEC rules.

Ms. Aaron possesses particular knowledge and experience in accounts receivable management, collection services and their related rules and regulations, finance, accounting, management and local market knowledge as it relates to the small business community and not-for-profit organizations. Ms. Aaron’s extensive experience provides significant insight and expertise to Horizon’s Board, particularly as they apply to commercial lending, accounts receivable management and knowledge of the local community.

Craig M. Dwight	59
Since July 1, 2013, Mr. Dwight has held the position of Chairman and Chief Executive Officer of Horizon. He has served as the Chief Executive Officer of Horizon and Horizon Bank since July 1, 2001, and as the President and Chief Administrative Officer of Horizon and as the Chairman and Chief Executive Officer of Horizon Bank since December 1998. He has served on Horizon’s Board of Directors and the Board of Directors of Horizon Bank since 1998. He has thirty-five years of banking experience, including experience as a senior commercial loan officer, branch manager, human resources director, senior credit officer and chief executive officer. He has a business degree with a concentration in accounting.

Mr. Dwight has extensive knowledge and experience in banking, credit underwriting, balance sheet management, liquidity management, finance, accounting and banking rules and regulations. In addition, Mr. Dwight has considerable knowledge of the local business, municipal and not-for-profit communities. Mr. Dwight has served in leadership roles with a considerable number of local not-for-profit organizations, including leading several fund raising campaigns. Mr. Dwight’s intimate knowledge of Horizon’s business and his leadership during this recent economic recession and ability to look for new opportunities for Horizon makes him a valuable member of Horizon’s Board of Directors.

Larry N. Middleton	63
Mr. Middleton is a real estate broker and the President of Century 21 Middleton Co., Inc. in Michigan City, Indiana, a company he has owned and led for the past thirty-eight years. He has a background in marketing and sales. He has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of Horizon Bank since 1993.

Mr. Middleton possesses particular knowledge and experience in sales management, the local real estate market and real estate rules and regulations that strengthen the Board’s collective qualifications, skills and experiences as it

Name	Age	Business Experience and Service as a Director

relates to real estate. Given the current distressed real estate market, Mr. Middleton’s local knowledge and insight is extremely valuable to Horizon. In addition, Mr. Middleton has attended outside director continuing education.

Robert E. Swinehart	73
Mr. Swinehart is the retired President and Chief Operating Officer of Emerson Power Transmission Corp. His business responsibilities included long-range strategic planning, budgeting, financial reporting, management of manufacturing operations and supply chain management, and he has held leadership roles in an industry trade association and in a number of community organizations. He has served on Horizon’s Board of Directors since 1998 and on the Board of Directors of Horizon Bank since 1996. Mr. Swinehart has an M.B.A. and qualifies as an audit committee financial expert under SEC rules.

Mr. Swinehart’s extensive knowledge and experience in manufacturing, supply chain management, finance and accounting has provided considerable strength to Horizon’s Board of Directors. Mr. Swinehart’s management experience in a large and complex organization has provided Horizon with important professional contacts and insight into managing larger organizations. In addition, Mr. Swinehart has attended outside director continuing education and has shared his educational experience with the other board members.

Class of 2018
Lawrence E. Burnell	61
Mr. Burnell is the Vice Chairman of White Lodging Services Corporation, a national hotel management and development company, and has also served as the Chief Operating Officer and Chief Financial Officer. He has over thirty-nine years of financial management experience. He has served on Horizon’s Board of Directors since 2009 and on the Board of Directors of Horizon Bank since September 2007. Mr. Burnell has a B.S. in accounting, has passed the CPA exam and has ten years of experience serving with a national public accounting firm. If Mr. Burnell were serving on the Audit Committee, he would qualify as an audit committee financial expert under SEC rules.

Mr. Burnell has extensive experience and knowledge in real estate development, trends in commercial real estate values, management of a large and complex service organization, finance and accounting. Mr. Burnell’s extensive commercial real estate background provides Horizon’s Loan Committee with important insight into this industry, which is especially valuable during the current economic climate. In addition, Mr. Burnell’s extensive accounting, management and service industry experience provides an important perspective to Horizon’s Board of Directors.

Name	Age	Business Experience and Service as a Director
Peter L. Pairitz	60
Mr. Pairitz is a business developer who focuses on consulting with small business owners regarding all aspects of business ownership, including financing alternatives, and he has management responsibilities for several types of businesses. He is a CPA with public accounting firm experience in auditing and managing audits of financial institutions. He has served on Horizon’s Board of Directors since 2001 and on the Board of Directors of Horizon Bank since 2000. If Mr. Pairitz were serving on the Audit Committee, he would quality as an audit committee financial expert under SEC rules.

Mr. Pairitz has extensive knowledge and experience in finance, accounting, audit, manufacturing, real estate development and of the local business community. Mr. Pairitz’ business experiences, local knowledge and attention to detail are very important to Horizon’s Board of Directors. In addition, Mr. Pairitz has continued his outside board education in the areas of credit and compensation trends and has shared his knowledge and experience with the Loan and Compensation Committees of the Board.

Spero W. Valavanis	63
Mr. Valavanis is an architect and has forty years’ experience in planning, design, business management and marketing as a Principal of Design Organization, Inc., an architecture, engineering and interior design firm which is a division of Shive-Hattery Inc. He has served on Horizon’s Board of Directors since 2000 and on the Board of Directors of Horizon Bank since 1998.

Mr. Valavanis has extensive knowledge and experience in architecture, design, construction management and of the local business, municipal and not-for-profit communities. Mr. Valavanis has continued his director education with a focus on asset and liability management and on trust matters. Mr. Valavanis’ professional background, local market knowledge and community involvement are important contributions to Horizon’s Board of Directors.

Maurice F. Winkler, III	60
Mr. Winkler is the former President and Chief Executive Officer and a director of Peoples Bancorp and Peoples Federal Savings Bank of DeKalb County, the federally chartered stock savings bank subsidiary of Peoples Bancorp. He was appointed to the Boards of Directors of Peoples Bancorp and Peoples Federal Savings Bank of DeKalb County in June 1993. Mr. Winkler joined the banking organization in 1979. From 1981 to 1985, he served as the bank’s Controller, and in December 1985 he became Vice President – Operations. Mr. Winkler assumed the duties of President and Chief Executive Officer of both Peoples Bancorp and Peoples Federal Savings Bank of DeKalb County effective October 1, 1996. He has served on both Horizon’s and Horizon Bank’s Board of Directors since July 2015.

Mr. Winkler currently serves as a Director of the Federal Home Loan Bank of Indianapolis. He has extensive knowledge and experience in the banking industry, and particular knowledge of the local business and economic environments in the regions of Indiana and Michigan in which Peoples Bancorp and Peoples Federal Savings Bank of DeKalb County formerly operated before being acquired by Horizon and Horizon Bank in the July 2015 mergers. Mr. Winkler’s extensive management and banking industry experience provides important insight and perspective to Horizon’s Board of Directors.

Name	Age	Business Experience and Service as Director
Class of 2017
James B. Dworkin	67
Mr. Dworkin is the Chancellor of Purdue University North Central. He has over thirty years of experience in education and has a business school background and a Ph.D. in Industrial Relations. He has served on Horizon’s Board of Directors since 2003 and on the Board of Directors of Horizon Bank since 2002.

Mr. Dworkin has extensive knowledge and experience in academia, negotiations, business administration, and management of a large organization. In addition, Mr. Dworkin has considerable knowledge of local business and not-for-profit organizations. Mr. Dworkin regularly shares his local and national insights with the Board and senior management. In addition, due to his extensive knowledge of the local community, he provides considerable insight into current local events. Mr. Dworkin’s community knowledge, ability to work with others and consensus building abilities are valuable contributions to Horizon’s Board of Directors.

Daniel F. Hopp	68
Mr. Hopp retired in June 2011 as Senior Vice President, Corporate Affairs, and General Counsel of Whirlpool Corporation, a Fortune 500 company located within Horizon’s market area. He has a law degree and has over twenty-five years’ experience working with a publicly traded corporation. He has served on Horizon’s Board of Directors since 2005 and on the Board of Directors of Horizon Bank since 2004. He has served as the Lead Director of Horizon’s Board of Directors since July 1, 2013.

Mr. Hopp has extensive knowledge and experience in manufacturing, management of a large and complex organization, corporate law and the rules and regulations applicable to large publicly traded companies. Mr. Hopp’s educational and professional background is rarely found on a community bank board. In addition, Mr. Hopp is very active in the local not-for-profit community. At Horizon’s Board meetings, Mr. Hopp regularly provides invaluable insights based on his professional and educational experiences, and he has the ability to look at complex problems from a different perspective. Mr. Hopp is a valuable member of Horizon’s Board of Directors.

Steven W. Reed	53
Mr. Reed is a partner with the firm of BGBC Partners, LLP, an Indianapolis full service accounting and business consulting firm. He was a Board member of Heartland Community Bank from 2006 until July 2012. He has served on the Board of Directors of Horizon Bank since August 2012. He has a B.S. in Business with a concentration in finance. Mr. Reed is a Certified Public Accountant and has been practicing since 1985. Additionally, Mr. Reed holds the appellations “Accredited in Business Valuation (ABV)” and “Certified in Financial Forensics (CFF).” These accreditations recognize special training, testing, and qualification in business valuation and in forensic accounting through the American Institute of Certified Public Accountants.

Mr. Reed possesses particular knowledge and experience in finance, accounting, tax, and business valuation as it relates to closely held business. His experience will provide Horizon considerable expertise and insight into these areas.

Each of the nominees has agreed to serve for the term for which he has been nominated. It is intended that the proxies solicited by the Board of Directors will be voted for the nominees named above. If any nominee is unable to stand for election, the Board of Directors may designate a substitute nominee or adopt a resolution reducing the number of members on the Board. If a substitute nominee is designated, Common Shares represented by proxy will be voted for the substituted nominee.

Corporate Governance
Director Independence
Annually Horizon’s Board of Directors considers the independence of each of the directors under the listing standards of the NASDAQ Stock Market. In determining independence, the Board considers, among other things, current or previous employment relationships as well as material transactions and relationships between Horizon or Horizon Bank and the directors, members of their immediate family and entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.
The Board of Directors has determined that ten of the twelve current members of the Board qualify as independent directors under SEC rules and the NASDAQ Listing Standards. The independent directors on the Board are Susan D. Aaron, Lawrence E. Burnell, James B. Dworkin, Charley E. Gillispie, Daniel F. Hopp, Larry N. Middleton, Peter L. Pairitz, Steven W. Reed, Robert E. Swinehart and Spero W. Valavanis. Mr. Dwight, who serves as Horizon’s Chairman and Chief Executive Officer, does not qualify as an independent director because of the positions he holds with Horizon and Horizon Bank.  Mr. Winkler, who is the former President and Chief Executive Officer and a director of Peoples Bancorp and Peoples Federal Savings Bank of DeKalb County, the bank subsidiary of Peoples Bancorp, does not qualify as an independent director because of the positions he held with Peoples Bancorp and its banking subsidiary before those entities were merged into Horizon and its banking subsidiary in July 2015.
Members of the Audit, Compensation and Nominating Committee must meet all applicable independence tests of the NASDAQ Stock Market and the SEC.
Board Leadership Structure
Horizon’s Board of Directors believes that each business is unique, and therefore, Board leadership structure should vary depending upon each company’s circumstances and needs as they evolve over time. The positions of Chief Executive Officer and Chairman of the Board currently are held by Craig M. Dwight.
On April 16, 2013, the Horizon Board of Directors amended Horizon’s Bylaws to provide that if the offices of Chairman of the Board and Chief Executive Officer are held by the same person, then the independent members of the Board are required to appoint one of the incumbent, independent directors to serve as the Lead Director. The selection process, term, qualifications, authority and responsibilities and other provisions governing the role of the Lead Director are set forth in the Charter of the Lead Independent Director, which the Board adopted on April 16, 2013.
Effective July 1, 2013, the Board appointed Daniel Hopp as the Lead Director. In accordance with Horizon’s Charter of the Lead Independent Director, the Lead Director calls and presides at executive sessions of the independent directors; coordinates the activities and communications among independent directors; presides at all meetings of the Board at which the Chairman is not present or if circumstances arise in which the role of the Chairman is, or may be perceived to be, in conflict; approves the meeting schedules for independent directors and sets and reviews the agendas for executive sessions of the independent directors; and may attend committee meetings of any committee of the Board of Directors. The Lead Director serves as the principal liaison between the independent directors and the Chief Executive Officer and other members of senior management on matters of corporation policy, strategy, executive management performance and other matters, such as by:
•	Consulting with the Chief Executive Officer regarding any concerns of the directors about Horizon or its performance, the Chief Executive Officer’s performance, and the performance of other executive management.

•	Providing input to the Chairman and Chief Executive Officer and the Corporate Secretary on the preparation of agendas for Board and committee meetings.
•	Advising the Chairman on the quality, quantity, usefulness and timeliness of information provided to directors to support the work of the Board of Directors and committees.
In addition, at the direction of the full Board of Directors, the Lead Director may authorize the retention by Horizon of outside advisors and consultants to report directly to the Board of Directors.
The positions of Chairman of the Board and Chief Executive Officer are held by the same person. The Board has determined that it is in the best interests of Horizon to consolidate these positions due to Mr. Dwight’s unique experiences and Horizon’s corporate governance practice of having an independent lead director when these two positions are consolidated.
Mr. Dwight’s extensive banking background experience in the States of Indiana and Michigan; his demonstrated ability to lead complex organizations; his proven leadership during varying economic cycles; his forward and strategic thinking; his personal integrity; his demonstrated ability to hold the interests of the company above his own personal interests; his ability to recruit and retain an outstanding executive leadership team with similar values and beliefs; and his willingness to seek and receive outside counsel provides him with the unique ability to hold both offices of Chairman and Chief Executive Officer.
All of the directors on the Board, other than Mr. Dwight and Mr. Winkler, qualify as independent under the NASDAQ rules. The key standing committees − the Audit Committee, the Compensation Committee and the Nominating Committee − are comprised entirely of independent directors and provide independent oversight of management. In addition, the Board’s key standing committees meet in executive session without the presence of Mr. Dwight or Mr. Winkler, and the non-management directors of the Board meet in executive session without the presence of Mr. Dwight. In addition, the Board will meet in executive session without either Mr. Dwight or Mr. Winkler at least twice a year.
Communications with Directors
Shareholders may communicate directly with the Board of Directors or individual members of the Board of Directors in writing by sending a letter to the Board at: Horizon Bancorp Board of Directors, 515 Franklin Square, Michigan City, Indiana 46360. All communications directed to the Board of Directors will be transmitted to the Chairman of the Board of Directors or other director identified in the communication without any editing or screening.
Shareholders also may communicate concerns, suggestions or questions to any member of the Board of Directors or member of senior management by logging onto the www.ethicspoint.com website from any computer at any time or by calling the toll-free hotline number, 866-294-4694. Ethics Point is a worldwide, confidential and anonymous web and telephone reporting system that allows shareholders, customers, vendors and employees the ability to report concerns, as well as pose questions and suggestions confidentially and anonymously. Ethics Point is fully compliant with reporting requirements such as those mandated by the Sarbanes-Oxley Act, Section 301. All communications received through Ethics Point, either by web or telephone, are transmitted directly to the Chairperson of the Board’s Audit Committee and designated members of senior management, without editing or screening.
Code of Ethics
Horizon’s Code of Ethics for Executive Officers and Directors supplements the Horizon Bancorp and Horizon Bank, N.A. Advisor Code of Conduct and Ethics applicable to all employees, including officers. Horizon’s Code of Ethics for Executive Officers and Directors is available on Horizon’s website at www.horizonbank.com in the section headed “About Us - Investor Relations – Corporate Information” under the caption “Corporate Governance.”

Director Nomination Procedures
Horizon’s Bylaws provide that any of the following may nominate director candidates: the Board of Directors, a nominating committee of the Board, any person appointed and authorized by the Board to make nominations, or any shareholder entitled to vote for the election of directors who has complied with the notice procedures specified in the Bylaws.
Horizon’s Bylaws provide that nominations by shareholders must be made in writing and must be received at Horizon’s principal executive office not fewer than 120 days in advance of the date the proxy statement was released to shareholders in connection with the previous year’s Annual Meeting. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. The Nominating Committee does not have a separate policy for considering director candidates recommended by shareholders because the director nomination procedures are set forth in Horizon’s Bylaws.
Horizon’s Bylaws provide that the chair of the Annual Meeting may, in his or her discretion, disregard nominations that are not made in accordance with the Bylaws and may instruct the tellers of election to disregard all votes cast for any such nominee. A complete copy of the applicable provisions of Horizon’s Bylaws is available to shareholders without charge upon request to the Secretary.
Meetings of the Board of Directors and Committees
Horizon’s Board of Directors held 15 meetings during 2015, and each director attended 75% or more of the total number of meetings of the Board and the committees upon which he or she served. Horizon and its subsidiaries have joint standing committees. These committees include the Audit Committee, the Compensation Committee and the Nominating Committee. Executive sessions of the independent directors are held at least four times a year.
Although Horizon does not have a policy regarding the attendance of directors at the Annual Meeting of shareholders, Horizon encourages directors to attend the Annual Meeting. Eleven of the then-current eleven members of the Board of Directors attended the 2015 Annual Meeting.
Nominating Committee
The members of the Nominating Committee are appointed by the Board of Directors in May of each year. The members of the Nominating Committee for 2015/2016 are Mr. Hopp, who serves as Chairperson, Mr. Pairitz and Mr. Swinehart.  In addition, Ms. Aaron serves as an alternate member of the Nominating Committee to provide additional expertise and support as needed. All of the members of the Nominating Committee qualify as independent directors under the rules applicable to NASDAQ-listed companies. The Nominating Committee met three times during 2015. The responsibilities of the Nominating Committee of the Board of Directors include selecting the individuals to be nominated for membership on the Board of Directors and overseeing the annual self-evaluations by the Board and its committees.
The Nominating Committee selects a slate of nominees and then recommends those nominees to the Board of Directors. The entire Board of Directors determines who the nominees will be. The Nominating Committee and the Board select nominees who meet the qualifications set forth in Horizon’s Bylaws and the applicable independence requirements under the SEC and NASDAQ rules. The Nominating Committee Charter is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us - Investor Relations – Corporate Information” under the caption “Corporate Governance.”
Audit Committee
Audit Committee members serve one-year terms and are appointed at the Annual Meeting of directors in May of each year. The Audit Committee members for 2015/2016 are Mr. Gillispie, who serves as Chairperson, Mr. Dworkin, Mr. Middleton and Mr. Swinehart. The Audit Committee met four times in 2015. The purpose of the Audit Committee is to assist the Boards of Directors of Horizon and Horizon Bank in fulfilling their statutory and fiduciary responsibilities with respect to examinations of Horizon, Horizon Bank, and their affiliates and the monitoring of accounting, auditing and financial reporting practices. The Audit Committee reviews the internal audit procedures of Horizon and Horizon Bank and recommends to the Boards of Directors the engagement of outside and internal auditing firms.
Horizon’s Board of Directors has determined that directors Charley E. Gillispie and Robert E. Swinehart qualify as “audit committee financial experts” as defined by the SEC rules. Mr. Gillispie has a Bachelor of Business Administration degree and an M.B.A. in accounting, and is a registered certified public accountant and has seventeen years of public accounting experience. Mr. Swinehart has an M.B.A. and his experience includes serving with companies in the positions of controller, president and chief operating officer and having responsibility for financial reporting and analysis.
All of the members of the Audit Committee, including Mr. Gillispie, qualify as independent directors as defined by the SEC rules and NASDAQ listing standards.
The Board of Directors adopted a written charter for the Audit Committee in 2001. The charter was most recently revised in November 2015, and is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us - Investor Relations – Corporate Information” under the caption “Corporate Governance.”
Compensation Committee
Compensation Committee members serve one-year terms and are appointed at the Annual Meeting of directors in May of each year. The members of the Compensation Committee for 2015/2016 are Mr. Hopp, who serves as Chairperson, and Ms. Aaron, Mr. Pairitz and Mr. Swinehart. All of the members of the Compensation Committee qualify as independent directors under the NASDAQ rules. The Compensation Committee met eight times in 2015. The Committee reviews salary and employee benefit issues relating to employees and directors of Horizon, Horizon Bank, and their affiliates. The Compensation Committee has adopted a charter, which was amended on September 16, 2014, and which is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us - Investor Relations – Corporate Information” under the caption “Corporate Governance.”
Compensation Committee Interlocks and Insider Participation
All of the members of the Compensation Committee are independent and no member of the Compensation Committee has served as an officer or employee of Horizon, Horizon Bank, or any of Horizon’s other subsidiaries. None of the members of the Compensation Committee serves as an executive officer of another entity at which one of Horizon’s executive officers serves as a member of the Board of Directors. No member of the Compensation Committee has had any relationship with Horizon requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.
Compensation Consultants
The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance. At least every two years, the Compensation Committee engages a compensation consultant to conduct a review of executive and director compensation. A primary function of the consultant is to provide market data to the Committee concerning compensation of comparable companies in order to assist the Committee in determining whether Horizon’s compensation system in effect is a reasonable and appropriate means for achieving Horizon’s business objectives.
In accordance with the Compensation Committee’s authority, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”) on a number of occasions since 2002. In December 2015, Cook & Co. reported to the Compensation Committee on the findings from its analysis of Horizon’s named executive officers’ and directors compensation. In 2014, the Compensation

Committee also engaged Cook & Co. to conduct a review of executive compensation, as it has done multiple times since 2002. To evaluate the reasonableness of Horizon’s executive compensation, the Compensation Committee annually obtains surveys from accounting firms and other sources and augments that data with the Cook & Co. reviews, which are more extensive and include peer comparison of cash, short-term compensation and long-term compensation. Cook & Co.’s reports over the last five years have provided the Compensation Committee with an updated competitive survey, and the Compensation Committee has relied primarily on these surveys in reaching its decisions in recent years on compensation and to compare the reasonableness of total compensation for the named executive officers and directors. In addition, Cook & Co.’s reports have reviewed long-term equity compensation awards to the named executive officers in comparison with peer data and acceptable banking practices. Cook & Co. provides no other services to Horizon.
Performance Reviews
The Compensation Committee with inputs from the entire Board of Directors conducts an annual review of the performance of Mr. Dwight, who serves as Horizon’s President and Chief Executive Officer and as Chairman of the Board of Directors. In addition, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance of Horizon’s other executive officers.
In conducting its review, the Compensation Committee considers a variety of performance factors in analyzing the compensation of each of these executive officers. These factors generally include strategic planning, traditional financial results, positioning Horizon for future success and enterprise risk management.
The financial services business is complex and is undergoing changes that generate uncertainties about future events. The Chief Executive Officer must provide guidance and leadership in nearly all aspects of this dynamic enterprise. In the process, however, he is not expected to work alone. The performance evaluation recognizes that programs initiated at the top level of an organization are not, and should not be expected to be, “quick fixes.” These programs are generally long-term in nature, bringing benefits to Horizon over many years. For those reasons, the Compensation Committee also focuses on the following issues in determining performance levels for the Chief Executive Officer:
•	Strategic Leadership: Strategic leadership entails development of appropriate strategies for Horizon and the ability to gain support for those strategies.
•	Enterprise Guardianship: Enterprise guardianship requires the Chief Executive Officer to set the tone in such matters as Horizon’s reputation, ethics, legal compliance, customer relations, employee relations and ensuring results.
•	Risk Management: Risk management requires the Chief Executive Officer to maintain a strong risk management culture, to provide oversight of key risks including financial reporting, reputation, asset quality, compliance with all banking rules and regulations and to assure proper maintenance of good internal controls and processes.
•	Board Relationship: Board relationship requires the Chief Executive Officer to work collaboratively with Board members and committees, communicate information in a timely manner to ensure full and informed consent about matters of corporate governance and provide complete transparency to the Board.
•	Financial Results: Financial results focus on the overall financial health of Horizon and ability to achieve financial goals.
•	Talent, Retention & Training: The Chief Executive Officer is required to recruit, attract and retain an exceptional leadership team in order to effectively run the organization today and in the future. In addition, continuous organizational learning is a key focal point for the Chief Executive Officer and ongoing training is vital to Horizon’s continued success.

In conducting the Chief Executive Officer’s performance review for 2015, the Compensation Committee obtained input from all members of the Board. A significant portion of management compensation, including that of the Chief Executive Officer and the other executive officers, is performance related.
Risk Management and Compensation Policies and Practices
Horizon monitors its incentive and commission-based compensation plans through an incentive compensation and commission plan matrix that provides a schedule of all plans, associated risks and how the risks are mitigated. This matrix is reviewed by the Compensation Committee in a private session with Horizon’s Senior Auditor. Horizon’s incentive compensation plans minimize undue risk taking through plan design, incentive compensation caps and Compensation Committee oversight. Plan design provides the Compensation Committee with the ability to change, modify or cancel any incentive compensation plan at the Committee’s sole discretion. In addition, all material incentive compensation payouts, excluding commissions paid to mortgage loan originators, are subject to Horizon’s achievement of minimum cash flow coverage to cover dividends and fixed costs at the holding company, and individual employee performance that is satisfactory to Horizon.
The SEC’s compensation risk rules provide that if a public company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company, then the company must provide disclosures addressing the compensation policies and practices as they relate to risk management and risk-taking incentives with respect to all employees and to disclose in their proxy statements whether a company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company. Horizon reviewed its compensation policies and practices for all employees on September 15, 2015, including executive officers, and has determined that those policies and practices are reasonable and unlikely to have a material adverse effect on Horizon. Horizon believes that the design and oversight of its compensation plans help ensure that the plans do not encourage excessive risk taking.
Enterprise Risk Management
In conjunction with Horizon’s Enterprise Risk Management Policy, the Senior Auditor, who serves as Horizon’s senior risk officer, and other members of senior management meet annually with all business units to discuss risks related to their areas and how risks are mitigated. The risks are then classified as follows:
•	High – potential material threat to the enterprise.
•	Moderate – not a material threat to the enterprise, however, could impact current year’s performance.
•	Low – minimal threat to the enterprise.
High level risks have established metrics and are reviewed quarterly with Horizon’s Board or Board committees as discussed below.
As part of its oversight function, the Board and its committees monitor how management operates Horizon and maintains internal controls and processes. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities faced by Horizon. The Audit Committee considers risks associated with Horizon’s overall financial reporting, the disclosure process, compliance with all rules and regulations and risk control policies and procedures. At its regularly scheduled quarterly meetings, the Audit Committee meets in executive session with Plante & Moran, PLLC, which serves as Horizon’s internal auditor (the “Internal Auditor”), the Senior Auditor and Horizon’s independent registered public accounting firm. High-level risks are reviewed with the Audit Committee at each meeting.

The Board committees review high-level risks associated in the area of their responsibilities. The Asset Liability Committee reviews risks related to liquidity, interest rates, quality of the investment portfolio, operations, facilities and information security. The Loan Committee reviews risks related to credit, loan concentrations, community reinvestment and compliance with lending rules and regulations. In 2015, the Compensation Committee met one time in executive session with the Senior Auditor to review Horizon’s incentive compensation plans to be certain that employees are not incentivized to take undue risks, and the Compensation Committee anticipates that it will meet one time during 2016 to conduct a similar review. All identified high-level risks have established metrics that are reviewed by Horizon’s Board or its committees.
The matrices for the Executive Officer Bonus Plan have included “Enterprise Risk Management” as a category since 2009. For information about the Executive Officer Bonus Plan and matrices, see the discussion under the caption “Annual Performance-Based Incentive Compensation” in the Compensation Discussion and Analysis below.
Stock Ownership Guidelines
Horizon Ownership Guidelines (the “Guidelines”) require that members of the Boards of Directors of Horizon and Horizon Bank and Horizon’s executive and senior officers attain and maintain a level of ownership of Horizon’s common stock having a value at least equal to the following ownership thresholds specified in the Guidelines:
Participant	Ownership Thresholds
Director	3 times amount of annual retainer
Chief Executive Officer	3 times base salary
Named Executive Officers (other than Chief Executive Officer)	2 times base salary
Senior Officers	1 time base salary

Until a participant meets the Ownership Threshold, or, if after meeting the Ownership Threshold, a participant’s stock ownership falls below the Ownership Threshold due to stock price fluctuations, then the participant must retain, when acquiring additional shares of the Company’s common stock, that number of shares having a value equal to the following:
Participant	Percentage of After-Tax Profit Associated with the Acquired Shares
Director and Chief Executive Officer	75%
Named Executive Officers (other than the Chief Executive Officer) and Senior Officers	50%

Shares are considered to be owned by a participant for the purposes of the Guidelines if those shares would be deemed to be beneficially owned according to the SEC’s beneficial ownership rules applicable to determining ownership for the beneficial ownership table included annually in Horizon’s proxy statement for its shareholders’ meeting. Shares of restricted stock for which the restrictions have not yet lapsed, and vested and non-vested unexercised stock options, are not considered to be shares owned for the purposes of the Guidelines. Any exceptions or waivers to the Guidelines must be approved by the Compensation Committee.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included below. Based on that review and discussion, the Compensation Committee has recommended to Horizon’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Horizon’s 2015 Annual Report on Form 10-K.
This Report is respectfully submitted by the Compensation Committee of Horizon’s Board of Directors:
Daniel F. Hopp, Chairperson
Peter L. Pairitz
Robert E. Swinehart
Susan D. Aaron
Compensation Discussion and Analysis
Executive Summary
The Compensation Discussion and Analysis describes and analyzes the compensation of Horizon’s named executive officers. Horizon’s compensation program is designed to align executive officer compensation with Horizon’s annual and long-term performance and with the interests of Horizon’s shareholders. The development of compensation programs and benefit plans for senior executives, along with specific compensation decisions for the named executive officers, is the responsibility of the Compensation Committee of the Board. The Compensation Committee is assisted from time to time by an independent compensation consultant, whose duties are detailed in this Proxy Statement. The Compensation Committee utilizes benchmark data obtained from industry publications and the compensation consultant to assist in determining the reasonableness of Horizon’s pay programs, the direction of Horizon’s total compensation as compared with Horizon’s performance and in making compensation decisions on named executive officers.
The Compensation Committee, with input from the Board of Directors, annually evaluates the Chief Executive Officer’s performance in comparison to corporate goals and objectives and determines and approves the Chief Executive Officer’s compensation based on achievement of those goals and objectives. The Chief Executive Officer evaluates the performance of the other named executive officers in comparison to goals and recommends to the Compensation Committee a base salary change for each named executive officer based on achievement of their goals and objectives. The Compensation Committee makes the final decision on the other named executive officers’ compensation.
Cook & Co. Compensation Reports
As it has done several times in the past, the Compensation Committee retained Cook & Co. to prepare a report for purposes of evaluating executive compensation for Horizon’s named executive officers. The most recent Cook & Co. report was in December 2015 and compared overall executive compensation against 23 companies of comparable size and common business traits, as selected by Cook & Co. with input from management and approved by the Compensation Committee. The following highlights are from the 2015 Cook & Co. report:
•	On average over the prior one and three years, Horizon ranks in the median range in terms of company size, profitability and market performance, and above the median range in growth.
•	Total annual compensation for the last completed fiscal year for Horizon’s named executive officers is directionally aligned with company growth for that year, but appears high relative to company size, profitability and total shareholder return.
•	Total compensation paid for the last completed fiscal year for Horizon’s named executive officers is somewhat conservative relative to Horizon’s three-year performance.

•	On average, total direct compensation opportunities for Horizon’s named executive officers are positioned in the median range of the competitive consensus. Mr. Neff’s position is above market, which can be explained by individual circumstances but should be monitored. The year-over-year change in the competitive market increased 10%, on average, for all executive officers, excluding Mr. Neff.
•	Total direct compensation mix is representative of median competitive practice for all officers, excluding Mr. Neff, who is more heavily weighted towards annual bonus than the comparison companies.
•	Horizon’s long-term incentive compensation mix of 50% performance shares and 50% stock options is aligned with best practice and is common among the comparison companies.

The Compensation Committee has considered the independence of Cook & Co. in light of SEC rules and NASDAQ listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from Cook & Co. dated August 5, 2015, that addresses the independence of Cook & Co. and the members of the consulting team serving the Compensation Committee, including the following factors: (i) other services provided to us by Cook & Co., (ii) fees paid by us as a percentage of Cook & Co.’s total revenue, (iii) policies or procedures of Cook & Co. that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Committee, (v) any Horizon stock owned by the senior advisor or any immediate family member, and (vi) any business or personal relationships between Horizon’s executive officers and the senior advisor. The Committee discussed these considerations and concluded that the work performed by Cook & Co. and its senior advisor involved in the engagement did not raise any conflicts of interest.
Overview of Compensation Program
The Compensation Committee sets the compensation of all named executive officers of Horizon, including that of the Chief Executive Officer. Compensation is composed of several segments, including base salary, short-term incentives and long-term incentives. The Compensation Committee compares all executive compensation, including that of the Chief Executive Officer, to the compensation paid to persons holding the same position in similar financial institutions.
In determining the 2015 compensation for the Chief Executive Officer, Chief Financial Officer and other top officers, the Compensation Committee placed its greatest reliance on the Cook & Co. 2014 report. The Compensation Committee also relied on the report to compare the reasonableness of the 2014 compensation of Horizon’s Chief Executive Officer and the other named executive officers. The Compensation Committee’s review included a study of base pay, bonus and long-term compensation. The 2014 Cook & Co. report made comparisons against a group of 21 Midwestern regional banks indicated in the list below with assets in the range of $1.391 billion to $3.176 billion. The peer group was selected by Cook & Co. and approved by the Compensation Committee.
The following list includes all peer group companies included in Cook & Co.’s 2014 report:
•	Bank Mutual Corporation (Brown Deer, WI)
•	BankFinancial, FSB (Burr Ridge, IL)
•	First Defiance Financial (Defiance, OH)
•	First Financial Corp. (Terre Haute, IN)
•	First Mid-Illinois Bancshares, Inc. (Mattoon, IL)
•	German American Bancorp (Jasper, IN)
•	Hills Bancorporation (Hills, IA)

•	Independent Bank Corporation (Ionia, MI)
•	Isabella Bank (Mount Pleasant, NY)
•	Lakeland Financial (Warsaw, IN)
•	Macatawa Bank (Holland, MI)
•	MainSource Financial (Greensburg, IN)
•	Mercantile Bank (Grand Rapids, MI)
•	MidWestOne Financial (Iowa City, IA)
•	MutualFirst Financial (Muncie, IN)
•	Peoples Bancorp (Marietta, OH)
•	QCR Holdings (Moline, IL)
•	Stock Yards Bancorp (Louisville, KY)
•	United Community Financial Corp. (Youngstown, OH)
•	Waterstone Financial (Wauwatosa, WI)
•	West Bancorporation (West Des Moines, IA)
The December 2015 Cook & Co. report employed a comparison group of 23 companies, including all the companies above as well as the following additional companies:
•	Community Trust Bancorp (Pikeville, KY)
•	First Busey Corporation (Champaign, IL)
As reported, the Compensation Committee retained Cook & Co. in 2015 as a compensation consultant, and the Compensation Committee intends to continue to employ an independent, third-party consultant to review executive compensation, including long-term benefits, at least every two years.
The following discussion of compensation focuses on the compensation of the five executive officers who are named in the Summary Compensation Table below because of their positions and levels of compensation. The named executive officers and their positions with Horizon and Horizon Bank are as follows:
Name	Position
Craig M. Dwight	Chief Executive Officer, President and Chairman of Horizon; Chairman and Chief Executive Officer of Horizon Bank
Mark E. Secor	Executive Vice President and Chief Financial Officer of Horizon and Horizon Bank
Thomas H. Edwards	Executive Vice President of Horizon; President and Chief Credit Officer of Horizon Bank
James D. Neff	Secretary of Horizon; Secretary and Executive Vice President – Mortgage Banking of Horizon Bank
David G. Rose	Executive Vice President of Horizon and Senior Retail Banking Officer of Horizon Bank

Annual Advisory Vote on Executive Compensation
At the 2015 Annual Meeting, Horizon provided shareholders with a separate, advisory shareholder “say-on-pay” vote to approve the compensation of the named executive officers. At that meeting, 93.7% of Horizon’s common shares that were voted on the proposal were voted in favor of Horizon’s compensation of those executive officers as disclosed in the proxy statement. Following that vote, the Board of Directors considered whether any changes should be implemented in connection with Horizon’s compensation policies and decisions. The Board believes that the high percentage of shares voting in support of the say-on-pay proposal indicated that shareholders approve the work of Horizon’s Compensation Committee and that shareholders consider Horizon’s executive compensation programs to be aligned with shareholders’ interests. Given the significant shareholder support, the Board and Compensation Committee concluded that Horizon’s executive compensation is aligned with shareholders’ interests and, therefore, no additional action was taken in response to the outcome of the advisory vote on executive compensation. At the 2016 Annual Meeting, shareholders again will have the opportunity to vote, in an advisory capacity, on Horizon’s named executive officer compensation (see “Advisory Vote to Approve Executive Compensation” below).
At the 2012 Annual Meeting, shareholders voted in an advisory vote to recommend the frequency at which Horizon should present shareholders with the opportunity to participate in an advisory say-on-pay vote on Horizon’s executive compensation. Horizon’s Board of Directors recommended an annual vote. Shareholders voted on whether the say-on-pay votes should be held every one, two or three years. Of Horizon’s common shares voted in 2012 on that frequency proposal, 95.6% of those common shares were voted in favor of holding future say-on-pay votes on an annual basis. In light of that result and other factors that the Board has considered, Horizon holds say-on-pay votes on an annual basis. The next advisory vote on the frequency of say-on-pay votes is required to occur no later than at Horizon’s 2018 Annual Meeting of shareholders.
Compensation Risk
As discussed above under the caption “Risk Management and Compensation Policies and Practices” in the Corporate Governance section above, Horizon’s Senior Auditor, who serves as the senior risk officer, meets with the Board of Directors and the Audit and Compensation Committees to review Horizon’s compensation and other risks and to address how to mitigate and monitor such risks.
Horizon’s long-term business objectives require that Horizon increase revenues year-over-year, maintain profitability in each year, increase market share and demonstrate sound enterprise risk management. Horizon believes that if it is successful in achieving these objectives, the results will inure to the financial benefit of Horizon’s shareholders. Accordingly, Horizon has designed its executive compensation program to reward its executives for achieving annual and long-term financial and business results that meet these objectives. Specifically, the amount of incentive compensation received by Horizon’s executive officers is directly related to Horizon’s and to an individual executive’s performance results. Horizon recognizes that the pursuit of these objectives may lead to behaviors that focus executives on their individual enrichment rather than Horizon’s long-term welfare and if this were to occur, it could weaken the link between pay and performance and result in less of a correlation between the compensation delivered to Horizon’s executives and the return realized by Horizon’s shareholders. Accordingly, Horizon has designed its executive compensation program to limit and mitigate these possibilities and ensure that its compensation practices and decisions are consistent with Horizon’s risk profile.
The Compensation Committee has had in place since 2003 certain rules that provide it with considerable latitude in determining whether or not bonuses should be paid. The Compensation Committee believes these rules protect the shareholders and help mitigate the possibility that executive officers will take any undue risks. The rules are as follows:
a)	The Compensation Committee may unilaterally amend, modify or cancel the plans at any time at its sole discretion.

b)	Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company level. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.
c)	Executive officers will be paid bonuses only if they are in good standing with Horizon and are not under a performance warning, suspension or individual regulatory sanction.
d)	The Compensation Committee or its designee is to review and approve all executive officer bonuses prior to payment.
e)	Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.
f)	Horizon Bank has a policy that allows it to “claw back” incentive compensation as discussed below under the heading “Recovery of Incentive Compensation under the Dodd-Frank Act.”
Overview of Compensation Elements and Mix
Horizon’s compensation plan for the Chief Executive Officer and other named executive officers includes the following elements:
•	Base salary
•	Annual performance-based incentive compensation
•	Long-term equity and/or cash incentive compensation
•	Stock awards
•	Retirement and other benefits
•	Perquisites and other personal benefits

To encourage appropriate decision-making and facilitate the alignment of the interests of Horizon’s executives with those of Horizon and its shareholders, Horizon’s executive compensation program includes “at risk” compensation, as discussed below in “Detailed Discussion of Compensation Elements.” Horizon believes that the allocation of at risk compensation for annual cash incentives is reasonable for Horizon given its business objectives and is comparable to that of Horizon’s peer group.
When setting the total compensation for each named executive officer, the Compensation Committee reviews tally sheets indicating the historical amounts paid for each of the elements listed above. Although the Compensation Committee reviewed tally sheets, it did not take any specific action based on that review.
Base Salary
Base salary is the only fixed element of compensation that Horizon provides to its executives and, as described below, it is designed to provide a reasonable level of predictable income commensurate with a named executive officer’s responsibilities, experience and demonstrated performance and to be competitive with the levels of compensation paid by Horizon’s peers. This contrasts with Horizon’s incentive compensation arrangements, which are intended to reward performance if, and only to the extent that, Horizon and its shareholders also benefit financially from the officers’ stewardship. Horizon’s 2015 base salary compensation for Mr. Neff, Mr. Edwards, Mr. Rose and Mr. Secor were $277,972, $294,521, $209,070, and $244,850, respectively, and base salary compensation for Mr. Dwight was $442,410.
Annual Performance-Based Incentive Compensation
The annual incentive component of Horizon’s executive compensation program involves cash-based plan awards that are payable if, and only to the extent that, pre-established corporate financial and individual performance objectives are achieved. We believe that the design of Horizon’s Executive Officer Bonus Plan furthers Horizon’s long-term business plan and ensures that the interests of Horizon’s executives have been aligned with the interests of Horizon’s shareholders. A description of some key characteristics follows:
•	Bonus payouts are not based solely on corporate performance, but also require achievement of one or more individual performance objectives;
•	The corporate financial performance objectives are consistent with the corporate financial performance objectives required under Horizon’s long-term incentive compensation plan;
•	Bonus payouts are based on short-term and long-term corporate and individual performance metrics;
•	Actual performance results for the corporate financial and individual performance objectives, while separately evaluated, are aggregated for purposes of determining the amount of bonus payouts;
•	Amounts payable are subject to recovery by Horizon in the event that they were paid based on financial statements or other criteria that are later proven to be materially inaccurate; and
•	Horizon’s Executive Officer Bonus Plan offers additional shareholder protection by providing that bonuses are paid only if Horizon achieves a certain minimum earnings threshold, and the executive officer is in good standing with Horizon and is not under any individual regulatory sanction.

In addition, the Compensation Committee has not paid discretionary bonuses to the named executive officers at any time during the past five years and does not presently intend to pay discretionary bonuses in the event that the actual performance results for the corporate financial and individual performance objectives do not meet or exceed the threshold level for payout under the Executive Officer Bonus Plan.
Long-Term Equity and/or Cash Incentive Compensation
As discussed in detail below, the long-term incentive component of Horizon’s executive compensation program has consisted of grants of stock options and restricted stock and other awards pursuant to the 2003 Omnibus Equity Incentive Plan (the “2003 Omnibus Plan”), and awards under the 2013 Omnibus Equity Incentive Plan (the “2013 Omnibus Plan”). Grants of stock options and restricted stock are subject to vesting requirements. Horizon sets the amount of these awards relative to the overall value of its long-term compensation program that Horizon believes is appropriate for accomplishing these purposes, while still providing its executives with the incentive to focus their efforts on earning their long-term incentive awards. Allocating a significant portion of each executive’s long-term equity compensation to restricted stock rather than stock options helps to reduce the likelihood that the options will create an incentive for the executives to engage in risky behavior that would drive up the price of Horizon’s common shares and maximize exercise proceeds. Horizon believes that the attributes of these awards and its compensation plans further its long-term business plan and ensure that the interests of its executives have been aligned with the interests of Horizon’s shareholders.
Detailed Discussion of Compensation Elements
Base Salary
Salaries of all executive officers, including the Chief Executive Officer, are governed by Horizon’s formal salary administration program, which is updated each year. The salary administration program involves consideration of an executive officer’s position and responsibility and performance as determined in the detailed annual performance reviews discussed above.
Horizon and Horizon Bank entered into employment agreements with Mr. Dwight on December 1, 2006, with Mr. Edwards on July 16, 2007, and with Mr. Neff on December 14, 2011. The agreements provide that Messrs. Dwight, Edwards and Neff will continue to receive an annual base salary equal to the amount being paid to each of them on the date of their agreements, subject to adjustment based on the annual review of Horizon’s Board of Directors or the Compensation Committee of the Board of Directors. However, the employment agreements provide that the adjusted base salary amount may not be less than each of the executive’s base salary on the date of the agreement, which base salary amount was $280,000 for Mr. Dwight, $179,220 for Mr. Edwards and $245,193 for Mr. Neff. The agreements replaced the change-of-control agreements that Horizon Bank had entered into with Messrs. Dwight and Edwards on October 7, 1999 and with Mr. Neff on October 18, 1999. Other provisions of the agreements are discussed below following the Summary Compensation Table and in the discussion of “Potential Payments Upon Termination or Change in Control.”
The Compensation Committee compares the salary of each executive officer to those salaries being paid to executive officers in similar positions in organizations of comparable size in the Midwest. Salary ranges are then computed from that data for each Horizon executive officer position. Salary increases are calculated based on individual performance rating, where the executive officer’s base salary falls within the executive officer’s respective salary range, benchmark data, total compensation in comparison to peer, compensation mix and Horizon’s salary matrix.
Cook & Co.’s 2015 report reported that the average and highest base cash compensation for a Chief Executive Officer were $462,000 and $800,000, respectively. For Mr. Dwight’s services as Chief Executive Officer and President, he was paid a base salary in 2015 of $442,410, which represented a 2.91% increase over his 2014 salary of $429,525.
The salary increases for 2015 for the other named executive officers ranged from 3.5% to 3.8%. Mr. Secor’s salary was increased to $244,850 from $236,000 (3.8%); Mr. Edwards’ salary was increased to $294,521 from $284,561 (3.5%); Mr. Neff’s salary was increased to $277,972 from $268,572 (3.5%); and Mr. Rose’s salary was increased to $209,070 from $202,000 (3.5%). The salary increases were based on the Compensation Committee’s in depth review of Cook & Co.’s 2014 compensation reports in conjunction with Horizon’s standard salary administration program as outlined above, pursuant to which the Compensation Committee takes into consideration the individual performance rating, where the executive officer’s base salary falls within their respective salary range, benchmark data, total compensation in comparison to peer, compensation mix and Horizon’s salary matrix. The salary matrix takes into account both the performance review rating and the employee’s current salary, with respect to the salary range, in determining the percentage increase.
Annual Performance-Based Incentive Compensation
After consultations with compensation consultant Cook & Co. in 2003, the Compensation Committee of the Board of Directors of Horizon adopted an Executive Officer Bonus Plan. The Bonus Plan permits executive officers to earn, as a cash bonus, a percentage of their salary based on the achievement of corporate and individual goals in the relevant year. Four of the named executive officers, Messrs. Dwight, Edwards, Secor and Rose currently participate in the Bonus Plan. Participants in the Bonus Plan are not eligible to participate in any other short-term cash incentive plan offered by Horizon.
To receive a bonus under the Bonus Plan, the executive officer must be employed by Horizon or one of its subsidiaries on the date the annual bonus payment is made and must be in good standing with Horizon. The Compensation Committee may adjust or amend the Bonus Plan at any time in its sole discretion. All executive officers’ bonuses are subject to final approval by the Compensation Committee or its designee, and bonus payments are subject to Horizon’s receipt from its independent accountants of an unqualified audit opinion on Horizon’s most current year-end financial statements. Mr. Dwight’s, Mr. Edwards’ and Mr. Neff’s bonuses are paid in accordance with their employment agreements, which provide that they may participate in all incentive compensation plans and programs generally available to executive officers.

As approved by the Compensation Committee, Horizon’s bonus matrices for executive officers are divided into short-term and long-term metrics with total bonus opportunities weighted fifty percent each. Short-term metrics place heavier weight on financial outcomes in order to align bonus payouts with shareholders’ interests for the given year. Long-term metrics place heavier weight on positioning Horizon for future success and enterprise risk management to align with shareholders’ long-term interests. Bonus calculations for financial outcomes are based on quantifiable targets and, for non-financial targets, on observations by Horizon’s Chief Executive Officer, the Compensation Committee and the Board of Directors in comparison to Horizon’s strategic plan.
The weightings for Horizon’s 2015 bonus matrix for each individual participant are as follows:
Named Executive Officer & Category	Short-Term Metric Weighting	Long-Term Metric Weighting
Chief Executive Officer
Financial Outcome of Horizon (Net Income & Efficiency)	70%
Positioning Horizon for Future Success		70%
Enterprise Risk Management	30%	30%
Chief Credit Officer
Financial Outcome of Horizon (Net Income, Efficiency, Business Unit Income & Asset Quality)	75%
Financial Outcomes for Areas of Direct Responsibility	10%
Positioning Horizon for Future Success		30%
Enterprise Risk Management	15%	70%
Executive Vice President and Chief Financial Officer
Financial Outcome of Horizon (Net Income & Efficiency)	60%
Positioning Horizon for Future Success		20%
Enterprise Risk Management	40%	60%
Project Management		20%
Executive Vice President, Mortgage Banking
Financial Outcome of Horizon
Financial Outcomes for Areas of Direct Responsibility	70%
Enterprise Risk Management	30%
Executive Vice President and Senior Retail Banking Officer
Financial Outcomes of Horizon (Net Income, Efficiency, Regional Income, Core Deposits & Asset Quality)	20%
Financial Outcomes for Areas of Direct Responsibility	70%
Enterprise Risk Management	10%	60%
Position Company for Long Term Success		40%

Horizon’s 2016 bonus matrices for each named executive officer will follow substantially the same categories and metric weightings as above, subject to approval by the Compensation Committee and Board of Directors.
The Compensation Committee established a minimum earnings target for Horizon to achieve before any bonuses would be paid out under the Bonus Plan for 2015. The minimum earnings target is tied to earnings available to pay dividends and fixed costs at the holding company. In 2015, the minimum earnings threshold was $11.6 million. If Horizon’s net income for 2015 was below $11.6 million, no bonuses would be paid to any executive officer. The Compensation Committee also approved a target bonus matrix for each executive officer to be used to calculate the executive officer’s bonus (if any) for the year (assuming that the minimum earnings target has been met). The matrix for each executive officer specified the performance measures applicable to the executive officer, the targets for each performance measure and the weight to be assigned to each performance measure in calculating the bonus if the specified target levels are achieved.
The Compensation Committee sets the target awards to be challenging, but reasonably attainable. The maximum earnings goal was approximately $2.0 million above the targets of $20.5 million for 2015 and $18.0 million for 2014, and the maximum efficiency ratio was approximately 300 basis points better than the target of 66% for each year. In 2015, the minimum earnings amount for payout was achieved, and all the participants were in good standing with Horizon. Any participant not in good standing with Horizon would not be eligible for incentive compensation.
The other non-financial measurements include the following: enterprise risk management, compliance with rules, regulations and good internal controls; positioning Horizon for long-term growth; organizational development, retention and attraction of good talent; and project management. The weightings for each measurement vary dependent upon the overall responsibilities and primary goals of each executive officer. Non-financial results are compared with Horizon’s strategic plan and scored based on the observations of the Chief Executive Officer, Compensation Committee and the Board of Directors. Scores range from meets, exceeds, or far exceeds expectations.
For 2015, the named executive officers who participated in the Bonus Plan could have earned as a maximum bonus the following percentages of their base salaries: Mr. Dwight, 58%; Mr. Secor, 50%; Mr. Edwards, 55%; and Mr. Rose, 50%. Each named executive officer had as a short-term performance goal the achievement of a specified level of financial outcomes for the year, with the weighting of such goals for 2015 being 70% for Mr. Dwight; 60% for Mr. Secor; 85% for Mr. Edwards; and 90% for Mr. Rose. The financial outcome targets focused primarily on Horizon’s earnings, efficiency improvements or business unit outcomes. The short-term performance goals for each executive officer also included one non-financial metric for enterprise risk management. Long-term performance goals for each executive officer were for enterprise risk management, positioning Horizon for long-term success or project management.
In order to earn a bonus award, the Bonus Plan’s participants were required to achieve an aggregate weighted score of 80% or higher in 2015. If the participant achieved the goals for all categories, the participant’s aggregate weighted score would be 100%. In 2015, Mr. Dwight, Mr. Secor, Mr. Edwards and Mr. Rose all exceeded 80% in weighted average scores for both short- and long-term goals and earned a bonus award.
In considering Mr. Dwight’s bonus, the Compensation Committee used established short- and long-term goals for 2015 and compared actual results with goals. The goals compared Horizon’s net income compared to plan, Horizon’s efficiency ratio compared to plan, enterprise risk management, compliance with all rules, laws, regulations, audit standards, reputation of Horizon, positioning Horizon for future growth and expansion, and organizational development including retention and attraction of good talent, efficiency improvement and continuous learning.
The amounts of the bonuses actually paid each year under the Bonus Plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table included below in this Proxy Statement. The payouts that Messrs. Dwight, Secor, Edwards and Rose had an opportunity to earn under the Bonus Plan for 2015 are presented below in the Grants of Plan-Based Awards table.
The Compensation Committee has reviewed the Bonus Plan for 2015, and based on that review, the Compensation Committee has concluded that the plans, as designed for 2015, aligned the interests of the senior executive officers with those of the shareholders and that the plan designs provided several features to mitigate any incentive to the senior executive officers to take undue risks that could threaten the enterprise.
Mr. Neff does not participate in the Bonus Plan. The Compensation Committee, however, has a formula pursuant to which it has awarded Mr. Neff an incentive bonus equal to a percentage of his salary if the Mortgage Warehousing Division of Horizon Bank meets or exceeds certain Return on Equity (“ROE”) goals for the year. The ROE goals and bonus percentage amounts for 2015 were as follows: 12% ROE: 25%; 15% ROE: 40%; and 20% ROE or above: 50%. If the Mortgage Warehousing Division ROE exceeds the 20% ROE target for a year, Mr. Neff receives an additional bonus equal to 15% of the dollar amount of the net income that exceeds the amount necessary to reach the 20% ROE target. In addition, Mr. Neff’s bonus award takes into consideration results under a performance score card for retail mortgage loan income before tax, asset quality as measured in net charge-offs and losses incurred on mortgage loan repurchases for loans under his supervision, and overall enterprise risk management. Mr. Neff’s weighted average score for his score card was 105%, which equated to a 105% payout against his earned warehouse bonus amount. The amount of the bonus Mr. Neff received for 2015 is reported in the Summary Compensation Table.
Long-Term Equity and/or Cash Incentive Program
In 2002, Horizon engaged compensation consultant Cook & Co. to review Horizon’s compensation of its top officers and outside directors. Cook & Co. recommended that Horizon adopt an omnibus stock plan for the purpose of attracting and retaining key employees. The shareholders approved the 2003 Omnibus Plan at the Annual Meeting held on May 8, 2003, and approved amendments at the 2010 Annual Meeting, including an increase in the number of common shares available for awards. The 2003 Omnibus Plan expired on January 31, 2013, and no additional shares may be granted under the 2003 Omnibus Plan.
At the 2014 Annual Meeting, shareholders approved the 2013 Omnibus Plan, which replaced the 2003 Omnibus Plan and became effective for a ten-year term beginning February 1, 2013. The 2013 Omnibus Plan authorizes the issuance of up to 691,700 common shares.
The 2013 Omnibus Plan was designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, which generally denies a corporate-level income tax deduction for annual compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including “performance-based compensation,” which meet the requirements of Internal Revenue Code Section 162(m), are generally excluded from this deduction limit.
The Compensation Committee administers the 2013 Omnibus Plan and may grant the following types of awards:
•	Incentive stock options
•	Nonqualified stock options
•	Stock appreciation rights
•	Restricted stock
•	Performance units
•	Performance shares
•	Any combination of the above

Horizon’s long-term incentive program has been based on the grant of stock options and restricted stock, and in 2013, Horizon began awarding performance shares. Stock options, restricted stock and performance shares are granted to encourage and facilitate personal stock ownership by executive officers and thus strengthen their personal commitment to Horizon and to provide them with a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly aligns the officer’s interests with those of Horizon’s shareholders. Horizon also recognizes that stock options are a necessary element of a competitive compensation program. The program utilizes vesting periods to encourage key employees to continue in the employ of Horizon and thereby acts as a retention device for key employees.

With respect to stock ownership, as discussed above, all of the named executive officers must comply with the Guidelines adopted by the Board of Directors. The Chief Executive Officer must maintain ownership of Horizon common shares having a value equal to at least three times his base salary, and each of the other named executive officers must maintain ownership of common shares having a value equal to at least twice the executive officer’s base salary. For additional details about the Guidelines, see the “Stock Ownership Guidelines” section above under the “Corporate Governance” heading.
In determining a reasonable level of long-term compensation to be granted executive officers, the Compensation Committee considers data it deems relevant, including the data in the independent reports prepared by Cook & Co., and other peer data.
The stock options that were granted to executive officers are service based and vest in equal annual installments over a three- or five-year period. Awards of restricted stock vest on the fourth or fifth anniversary of the date of grant if the executive officer remains employed by Horizon, Horizon Bank, or any of their affiliates. The performance shares that are awarded become earned and vested based on the achievement of certain performance goals during a performance period as established by the Compensation Committee at the time of each grant (generally three years). The performance goals are based on a comparison of Horizon’s average performance over the performance period for the return on common equity, compounded annual growth rate of total assets, and return on average assets, all relative to the average performance for publicly traded banks with total assets between $1 billion and $5 billion on the SNL Bank Index. Each of the three performance goals is weighted roughly equally (34% for return on common equity; 33% for compounded annual growth rate of total assets; and 33% for return on average assets). The payout received by the recipient is determined by whether Horizon achieves the performance goal at a threshold level (50th to 74th percentile relative to the comparative SNL group), a target level (75th to 84th percentile relative to the comparative SNL group), or a maximum level (greater than 84th percentile relative to the comparative SNL group). A performance share award recipient can receive 50% of the award if Horizon achieves the threshold, 100% of the award if Horizon achieves the target, and 125% of the award if Horizon achieves the maximum.
Qualified Retirement Plans
Horizon maintains two tax-qualified retirement plans, an Employee Stock Ownership Plan (the “ESOP”) and an Employees’ Thrift Plan (the “Thrift Plan”). Nearly all Horizon employees are eligible to participate in the ESOP. Horizon’s Board of Directors, in its discretion, determines Horizon’s contributions to the ESOP. The contributions may be made in the form of cash or shares of common stock. Shares are allocated among participants each December 31 on the basis of each participant’s eligible compensation to total eligible compensation (a maximum of $255,000 per participant). Dividends on shares held by the plan, at the discretion of each participant, are either distributed to the participant or retained in the plan for the purchase of additional shares.
The Thrift Plan is a 401(k) plan in which all employees with the requisite hours of service are eligible to participate. The Thrift Plan permits voluntary employee contributions, and Horizon may make discretionary matching and profit sharing contributions. Each eligible employee is vested according to a schedule based upon years of service. Voluntary employee contributions are vested at all times, and Horizon’s discretionary contributions vest over a six-year period. Participants are eligible to receive matching contributions once they have attained age 21 and completed one year of service. Horizon, at its discretion, provides for matching contributions as follows: 100% for the first 2% of a participant’s deferral contribution and 50% for each additional percentage deferred up to a total deferral of 6% (a maximum of 4% matching contribution).

Post-Termination Compensation and Benefits
The employment agreements with Messrs. Dwight, Edwards and Neff provide for the payment of compensation upon a change in control. Mr. Secor is a party to a change-in-control agreement with Horizon Bank. Mr. Neff also was a party to a separate change-in-control agreement with Horizon Bank until December 14, 2011, when he entered into an employment agreement with Horizon and Horizon Bank. Mr. Rose is not a party to either an employment or a change-in-control agreement. The agreements with the named executive officers are discussed in more detail below following the Summary Compensation Table and in the discussion of “Potential Payments Upon Termination or Change in Control.”
The Horizon Bancorp Supplemental Executive Retirement Plan (the “Frozen SERP”), a nonqualified deferred compensation plan, was originally effective January 1, 1993, and was frozen effective December 31, 2004. The Frozen SERP provides certain management or highly compensated employees of Horizon and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Thrift Plan due to benefit limits imposed by the Code and to permit the deferral of additional compensation. The Frozen SERP is an unfunded arrangement designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and to be exempt from the requirements of Internal Revenue Code Section 409A. The Frozen SERP is administered by the Compensation Committee. Prior to January 1, 2005, a participant in the Frozen SERP could elect each year to defer a percentage of the participant’s total cash compensation. Each year, the Compensation Committee, in its discretion, could elect to have Horizon match the amounts deferred by each participant under the Frozen SERP up to a maximum match of $25,000. The Compensation Committee could also make supplemental contributions in any amount determined by the Compensation Committee in its discretion.
Interest is credited on a participant’s deferred account balance in the Frozen SERP at the five-year U.S. Treasury Bond rate published in The Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee can require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants or their designated beneficiaries will begin to receive payments under the Frozen SERP within thirty days after the participant’s separation from service. Participants may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the Frozen SERP. No additional amounts, except earnings, accrued to the named executive officers under the Frozen SERP for 2015.
Horizon adopted the Horizon Bancorp 2005 Supplemental Executive Retirement Plan (the “2005 SERP”) to replace the Frozen SERP effective January 1, 2005. As with its predecessor, the 2005 SERP provides certain management or highly compensated employees of Horizon and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Thrift Plan due to benefit limits imposed by the Code and to permit the deferral of additional compensation. The 2005 SERP is also an unfunded arrangement designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and Code Section 409A, and the 2005 SERP is administered by the Compensation Committee. A participant in the 2005 SERP may elect to defer a percentage of the participant’s total cash compensation each year. The 2005 SERP maximum deferral percentage is limited to 25%.
Each year, the Compensation Committee, in its discretion, may elect to have Horizon match the amounts deferred by each participant under the 2005 SERP up to a maximum match of $25,000. The Compensation Committee may change the match limit prior to the beginning of any year. The

Compensation Committee may also make supplemental contributions in any amount it determines in its discretion.
Interest is credited on a participant’s deferred account balance in the 2005 SERP at the five-year U.S. Treasury Bond rate published in The Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee may require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants may specify the date or event upon which they or their designated beneficiaries will begin to receive payment under the 2005 SERP and may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the 2005 SERP.
In December 2009, the Board of Directors approved a second SERP investment alternative in the form of Horizon common shares. SERP Participants may change their investment election option once a year.
Horizon’s contributions allocated to the named executive officers under the 2005 SERP are included in the All Other Compensation column of the Summary Compensation Table appearing below.
Perquisites and Other Personal Benefits
Horizon provides minimal perquisites and other personal benefits to its executive officers. Messrs. Dwight, Edwards and Rose are provided with country club memberships. The costs of the memberships are less than $10,000 per executive officer. No other perquisites or personal benefits are provided to executive officers.
Recovery of Incentive Compensation under the Dodd-Frank Act`
Under the Dodd-Frank Act, companies listed on a national securities exchange must adopt a policy providing for the recovery of incentive-based compensation in the event of an accounting restatement based on erroneous data. Under such a policy, compensation would be recovered, or “clawed back,” from any current or former executive officer of the company who received the incentive-based compensation during the three years preceding the date on which the company is required to prepare the restatement. The amount to be recovered would be the excess of the amount that would have been paid to the executive officer under the restatement. Horizon Bank adopted a “claw back” policy in 2009, which covers each exempt employee with the title of Vice President or above or who is a commission-based employee. This policy will be revised as necessary and appropriate in the future if and when the SEC and NASDAQ adopt compensation claw back rules to implement the Dodd-Frank Act requirements.

Executive Compensation Tables
The following tables provide information on the 2015 compensation for Horizon’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of Horizon and Horizon Bank. These five individuals are referred to as the “named executive officers.”
Summary Compensation Table for 2015
The table below provides information with respect to the total compensation earned by or paid to the named executive officers for 2015.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Craig M. Dwight	2015	442,410	N/	A	55,301	55,301	201,296	46,582	(6)	800,890
President and Chief	2014	429,525	N/	A	90,000	90,000	178,253	44,200		831,978
Executive Officer	2013	414,000	N/	A	-	-	171,810	43,326		629,136

Mark E. Secor	2015	244,850	N/	A	30,606	30,606	85,698	36,343	(7)	428,103
Chief Financial Officer	2014	236,000	N/	A	53,750	53,750	76,700	33,722		453,922
	2013	225,213	N/	A	-	-	61,934	29,623		316,770

Thomas H. Edwards	2015	294,521	N/	A	36,815	36,815	73,630	40,018	(8)	481,799
Executive Vice President	2014	284,561	N/	A	66,250	66,250	113,824	36,385		567,270
	2013	274,938	N/	A	-	-	89,355	34,714		399,007

James. D. Neff	2015	277,972	N/	A	34,747	34,747	207,486	41,867	(9)	596,819
Secretary	2014	268,572	N/	A	62,984	62,984	177,793	34,390		606,723
	2013	261,384	N/	A	-	-	160,000	35,509		456,893

David G. Rose	2015	209,070	N/	A	15,680	15,680	32,667	40,627	(10)	313,724
Executive Vice President	2014	202,000	N/	A	27,750	27,750	65,650	38,879		362,029
	2013	191,938	N/	A	-	-	52,783	29,562		274,283
1.	Includes salary amounts paid and salary amounts deferred by the individual named pursuant to Horizon’s Thrift Plan and Supplemental Executive Retirement Plan (“SERP”).
2.	The amount reflects the dollar amount paid under Horizon’s holiday bonus plan, which is available to all employees with the exception of specified executive officers, including Messrs. Dwight, Secor, Edwards, Neff and Rose. Messrs. Dwight, Edwards, Secor and Rose are eligible to receive annual bonuses under the Executive Officer Bonus Plan, and if such bonuses are received for a given year, the SEC rules provide that they are to be reported in the Non-Equity Incentive Plan Compensation column of this table.
3.	The amounts in this column reflect the aggregate grant date fair value of option awards during the last three fiscal years in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in the calculation of the option awards reported in this column, please see Note 22 of the Notes to Consolidated Financial Statements in Horizon’s 2015 Annual Report on Form 10−K filed with the Securities and Exchange Commission. Awards shown in 2014 include awards granted in 2013 under the 2013 Omnibus Plan prior to shareholder approval.
4.	Messrs. Dwight, Edwards, Secor and Rose received payments under Horizon’s Executive Officer Bonus Plan. The bonus amount for Mr. Neff represents a bonus he receives based on the net profit of the Mortgage Warehouse division. (For more information about the Bonus Plan and for Mr. Neff’s bonus arrangement, see the discussion above in the Compensation Discussion and Analysis.)
5.	The individuals named in the table also received certain perquisites, but the incremental costs of providing the perquisites did not exceed the $10,000 disclosure threshold.

6.	Includes Horizon’s contribution of $5,375 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $10,600 under the Thrift Plan, $25,000 under the SERP and $5,607 in dividends on performance and restricted stock.
7.	Includes Horizon’s contribution of $5,375 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $10,279 under the Thrift Plan, $16,078 under the SERP and $4,611 in dividends on performance and restricted stock.
8.	Includes Horizon’s contribution of $5,375 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $10,600 under the Thrift Plan, $18,376 under the SERP and $5,667 in dividends on performance and restricted stock.
9.	Includes Horizon’s contribution of $5,375 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $10,600 under the Thrift Plan, $20,509 under the SERP and $5,383 in dividends on performance and restricted stock.
10.	Includes Horizon’s contribution of $4,458 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $8,791 under the Thrift Plan, $25,000 under the SERP and $2,378 in dividends on performance and restricted stock.
As discussed above in the Compensation Discussion and Analysis, Horizon and Horizon Bank have entered into employment agreements with Mr. Dwight, Mr. Edwards and Mr. Neff. The agreements provide that Mr. Dwight will continue to serve as Horizon’s President and Chief Executive Officer and Horizon Bank’s Chairman and Chief Executive Officer for a term of three years, that Mr. Edwards will continue to serve as Horizon’s Executive Vice President, Chief Credit Officer and Horizon Bank’s President for a term of three years, and that Mr. Neff will continue to serve as Horizon’s Executive Vice President of Horizon Bank and Secretary of Horizon for a term of three years. The terms of each of the agreements will be extended for an additional one-year period beyond the then-effective expiration date on each annual anniversary of the date of the agreement until the year in which the executive officer reaches the age of sixty-three, unless Horizon delivers notice to the executive officer within sixty days prior to the expiration of any one-year period that the term will not be extended.
Horizon may terminate Mr. Dwight’s, Mr. Edwards’ or Mr. Neff’s employment immediately for “cause” and also may terminate their employment without cause upon not less than 30 days’ prior notice. Messrs. Dwight, Edwards and Neff may terminate their employment for “good reason” or upon not less than thirty days’ prior notice without good reason. The definitions of “cause” and “good reason” specified in the employment agreements, along with other key provisions of the employment agreements, are summarized below under “Potential Payments Upon Termination or Change in Control.”)
Messrs. Dwight’s, Edwards’ and Neff’s agreements also include provisions that limit the aggregate amount of the payment to an amount that is otherwise deductible by Horizon for federal income tax purposes after application of Code Section 280G and that protect Horizon’s and Horizon Bank’s confidential business information and prohibit competition for specified periods. Mr. Dwight’s agreement prohibits him from competing against Horizon for a two-year period following the date of his termination, and Mr. Edwards’ and Mr. Neff’s agreements prohibit them from competing against Horizon for a one-year period.
Grants of Plan-Based Awards
Four of the named executive officers had the opportunity to earn cash bonuses under the Executive Officer Bonus Plan if Horizon met the earnings targets the Compensation Committee had established for 2015. Mr. Neff had the opportunity to earn a cash bonus under a separate plan. A detailed description of the Executive Officer Bonus Plan and Mr. Neff’s plan is provided above in the Compensation Discussion and Analysis.
The following table presents the possible payouts the named executive officers had the opportunity to receive for 2015.

	Estimated Possible Payouts Under Non-Equity Incentive
	Plan Awards
	Threshold ($)			Target ($)			Maximum ($)
Name	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total
Craig M. Dwight	$21,014	$21,014	$42,028	$84,058	$84,058	$168,116	$128,299	$128,299	$256,598
Mark E. Secor	7,652	7,652	15,304	30,606	30,606	61,212	61,213	61,213	122,426
Thomas H. Edwards	7,363	7,363	14,726	44,178	44,178	88,356	80,993	80,993	161,986
James D. Neff (1)	-	-	40,000	-	-	200,000	-	-	240,000
David G. Rose	6,533	6,533	13,066	26,134	26,134	52,268	52,268	52,268	104,536

1 Mr. Neff’s bonus is paid pursuant to a separate arrangement, and he does not participate in the Executive Officer Bonus Plan.

Outstanding Equity Awards at Fiscal Year-End for 2015
The following table presents information on stock options, restricted stock and performance shares held by the named executive officers on December 31, 2015.
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Craig M. Dwight	5,235	2,618	N/	A	20.24	June 18, 2023	10,407	$282,134	N/	A	N/	A
	2,308	4,615	N/	A	22.20	March 18, 2024			N/	A	N/	A
		9,006	N/	A	23.83	March 17, 2025			N/	A	N/	A
Mark E. Secor	3,750	-	N/	A	12.22	June 18, 2017	8,404	227,832	N/	A	N/	A
	3,127	1,563	N/	A	20.24	June 18, 2023			N/	A	N/	A
	1,378	2,757	N/	A	22.20	March 18, 2024			N/	A	N/	A
	-	4,984	N/	A	23.83	March 17, 2025			N/	A	N/	A
Thomas M. Edwards	3,854	1,927	N/	A	20.24	June 18, 2023	10,321	279,802	N/	A	N/	A
	1,699	3,397	N/	A	22.20	March 18, 2024			N/	A	N/	A
	-	5,995	N/	A	23.83	March 17, 2025			N/	A	N/	A
James D. Neff	3,664	1,832	N/	A	20.24	June 18, 2023	9,802	265,732	N/	A	N/	A
	1,615	3,230	N/	A	22.20	March 18, 2024			N/	A	N/	A
	-	5,659	N/	A	23.83	March 17, 2025			N/	A	N/	A
David G. Rose	6,500	-	N/	A	9.91	September 14, 2020	4,333	117,468	N/	A	N/	A
	1,614	807	N/	A	20.24	June 18, 2023			N/	A	N/	A
	712	1,423	N/	A	22.20	March 18, 2024			N/	A	N/	A
	-	2,553	N/	A	23.83	March 17, 2025			N/	A	N/	A

1. All options have a ten-year life with pro-rata vesting over a three- or five-year period from the grant date.
2. The shares represented could not be acquired by the named executive officers as of December 31, 2015.
3. Includes awards of performance shares in the following amounts: Mr. Dwight, 6,473; Mr. Secor, 3,822; Mr. Edwards, 4,672; Mr. Neff, 4,432; and Mr. Rose, 1,968.

Option Exercises and Stock Vested for 2015
The following table presents information on the exercise by named executive officers of stock options during 2015 and the shares of restricted stock held by named executive officers that vested during 2015. At December 31, 2015, performance share awards were not yet determinable for the performance period ended December 31, 2015. A detailed description of how performance shares are earned and vested appears above in the Compensation Discussion and Analysis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig M. Dwight	15,697	$192,131	-	$ -
Mark E. Secor	7,500	90,040	-	-
Thomas H. Edwards	-	-	-	-
James D. Neff	-	-	-	-
David G. Rose	7,000	115,990	-	-

1 Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise and the exercise price for a share.

Nonqualified Deferred Compensation for 2015
The following table presents information on compensation deferred by and matching contributions for each of the named executive officers under either or both the Frozen SERP and 2005 SERP, which plans are discussed above in the Compensation Discussion and Analysis.
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Craig M. Dwight	$50,000	$25,000	$44,384	$-	$1,530,375
Mark E. Secor	32,155	16,078	23,171	-	$278,930
Thomas H. Edwards	36,751	18,376	77,539	-	$839,329
James D. Neff	41,019	20,509	61,231	-	$897,425
David G. Rose	54,944	25,000	72,363	-	$846,240

1 Executive contributions are included in the “Salary” column of the Summary Compensation Table and Registrant Contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control
Horizon and Horizon Bank have agreements with the named executive officers and plans in which the named executive officers participate that provide for benefits upon the resignation, severance, retirement or other termination of the named executive officers.
Employment and Change-in-Control Agreements
The employment agreement with Mr. Dwight discussed above provides for certain payments and additional benefits to be paid to Mr. Dwight depending on the nature of any termination of the employment agreement. The circumstances that would entitle Mr. Dwight to additional payments and benefits include the following: (i) if Horizon terminates Mr. Dwight’s employment without cause; (ii) if Mr. Dwight terminates his employment with good reason; (iii) if Horizon terminates Mr. Dwight’s employment within six months following a change in control; (iv) if Mr. Dwight terminates his employment following a change in control because certain events occur impacting Mr. Dwight’s employment arrangement, such as reductions in duties, responsibilities, salary or benefits, or a required geographical relocation; and (v) if Mr. Dwight terminates his employment during a 30-day period beginning on a date six months following the date of a change in control. In any of these circumstances, Horizon will pay Mr. Dwight an amount equal to two times his then-current annual base salary plus his bonus for the previous two calendar years and will provide for Mr. Dwight to receive health and life insurance benefits for a two-year period, as well as reimbursement of up to $30,000 for expenses in searching for a new position.

The employment agreements with Mr. Edwards and Mr. Neff discussed above provide that if Horizon terminates Mr. Edwards’ or Mr. Neff’s employment without cause, or if Mr. Edwards or Mr. Neff terminates his employment with good reason, Horizon will pay each an amount equal to his then-current annual base salary, plus an amount equal to the average of his bonus for the prior two years. If Mr. Edwards’ or Mr. Neff’s employment is terminated upon a change in control of Horizon (i) by Horizon, within six months following a change in control; (ii) by either Mr. Edwards or Mr. Neff following a change in control because certain events occur impacting their employment arrangements, such as reductions in duties, responsibilities, salary or benefits, or a required geographical relocation; and (iii) by Mr. Edwards or Mr. Neff during a 30-day period beginning on a date six months following the date of a change in control, then Horizon will pay each an amount equal to twice his then-current annual base salary, plus an amount equal to the average of his bonus for the past two years. If Mr. Edwards’ or Mr. Neff’s employment were terminated for any of the preceding reasons, each would also be entitled to receive health and life insurance benefits for a one-year period as well as reimbursement of up to $20,000 for expenses in searching for a new position, subject to certain restrictions.

The definitions of the terms “cause,” “good reason” and “change in control” are central to an understanding of the potential payments to the executive officers pursuant to their agreements. The definitions in the agreements are summarized in the following paragraphs.
Under Messrs. Dwight’s, Edwards’ and Neff’s employment agreements, Horizon has “cause” to terminate the executive officer if he breaches any provision of the agreement, is prohibited from participating in the conduct of Horizon Bank’s affairs pursuant to an order issued under specified provisions of the Federal Deposit Insurance Act, or if he has engaged in any of the specific activities listed in the agreement, including the following:
•	an intentional act of fraud, embezzlement, theft or personal dishonesty;
•	willful misconduct;
•	breach of fiduciary duty involving personal profit in the course of the executive’s employment;
•	intentional wrongful damage to Horizon’s business or property, causing material harm to Horizon; or
•	gross negligence or insubordination in the performance of the executive’s duties, or the executive’s refusal or repeated failure to carry out lawful directives of the Board.
A termination by the executive officer is for “good reason” if we take any of the following actions without the executive’s prior written consent:
•	require the executive to move his office to a location more than 30 miles from his principal residence;
•	reduce the executive’s then-current annual base salary by 10% or more, unless the reduction is part of an institution-wide reduction and proportionate to the reduction in the base salaries of all other Horizon executive officers;
•	remove the executive from participation in any incentive compensation or performance-based compensation plans, unless we terminate the participation of all of Horizon’s other executive officers in the plans;

•	reduce any material benefit plan or program or deprive the executive of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all of Horizon’s other executive officers;
•	assign the executive duties and responsibilities materially different from those normally associated with his position as described in the agreement;
•	materially reduce the executive’s responsibilities or authority (including reporting responsibilities) in connection with his employment;
•	materially reduce the executive’s secretarial or administrative support; or
•	breach any provision of the agreement.
A “change in control” would include any of the following events:
•	A merger, consolidation or similar transaction involving Horizon or Horizon Bank that results in the shareholders immediately prior to the transaction owning shares of the surviving or combined entity possessing voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;
•	A sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of Horizon or Horizon Bank;
•	A tender, exchange, sale or other disposition (other than a disposition of the stock in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than by Horizon, an employee benefit plan of Horizon or Horizon Bank, or members of Horizon’s or Horizon Bank’s Board of Directors) of shares representing more than 25 percent of the voting power of Horizon or Horizon Bank; or
•	During any period of two consecutive years, the individuals who constituted the Board of Directors as of the date of the executive’s agreement cease for any reason to constitute at least a majority of the Board’s members, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.
A change in control will not occur, however, if Horizon issues stock in a public offering; in connection with a transaction approved by a majority of shareholders or in which a majority of the shareholders (other than shareholders subject to Securities Exchange Act of 1934 Section 16(b)) have tendered their shares; or due to stock ownership by any Horizon employee benefit plan.
If Mr. Dwight’s, Mr. Edwards’ or Mr. Neff’s employment had been terminated in connection with a change in control as of December 31, 2015, each would have been entitled to a severance amount and other benefits under his employment agreement in the following amounts: Mr. Dwight $1,322,834; Mr. Edwards $722,589; and Mr. Neff $788,403. If Mr. Dwight’s, Mr. Edwards’ or Mr. Neff’s employment had been terminated by Horizon without cause, or by the executive with good reason as of December 31, 2015, each would have been entitled to a severance amount and other benefits under his employment agreement in the following amounts: Mr. Dwight $1,299,791; Mr. Edwards $428,068; and Mr. Neff $510,431. If Mr. Dwight’s, Mr. Edwards’ or Mr. Neff’s employment is terminated by Horizon with cause, by the executive without good reason or due to the executive’s death or disability, each executive, or his estate in the event of death, would be entitled to the payment of vested or accrued amounts under incentive compensation and employee benefits plans and life insurance proceeds. None of Messrs. Dwight, Edwards or Neff held any vested options or other plan awards or was entitled to any benefits other than pursuant to life insurance policies as of December 31, 2015. Therefore, if Messrs. Dwight’s, Edwards’ or Neff’s employment had terminated on December 31, 2015, the only amounts payable would have been life insurance and salary continuation proceeds in the amount of $800,000 for Mr. Dwight, $794,521 for Mr. Edwards and $777,972 for Mr. Neff to each of their estates.
One of the other named executive officers, Mr. Secor, is a party to a change of control agreement with Horizon Bank. Mr. Secor’s agreement was amended effective as of January 1, 2009, to reflect the change in his title and responsibilities as of that date. In Mr. Secor’s agreement, the definition of “change in control” is the same as the definition described above in connection with the discussion of the employment agreements of Messrs. Dwight, Edwards and Neff.
Mr. Secor’s agreement provides that upon a change of control, a new term of employment will commence for the executive officer at the same base salary that the executive officer was receiving at the time of the change of control and such salary may not be reduced for a period of one year following the change of control. If Horizon had terminated Mr. Secor’s employment without “cause” or if Mr. Secor had terminated his employment without “good reason” immediately after a change in control as of December 31, 2015, the amount he would have been paid under his agreement would have been $244,850. This amount excludes stock options that vest upon a change in control, which are discussed below.
Under Mr. Secor’s change in control agreement, “cause” is defined as: (i) personal dishonesty; (ii) incompetence; (iii) willful misconduct; (iv) willful violation of any law, rule, regulation or Horizon Bank policy or final cease-and-desist order (other than traffic violations or smaller offenses); (v) any removal and/or permanent prohibition from participating in the conduct of Horizon Bank’s or any affiliate’s affairs; or (v) any material breach of any term, condition or covenant of the change in control agreement.
Mr. Secor’s change in control agreement defines “good reason” as: (i) any action by Horizon Bank to remove him as Chief Financial Officer, except where Horizon Bank properly acts to remove him from such office for “cause”; (ii) any action by Horizon Bank to materially eliminate, limit, increase, or modify his duties and/or authority as Chief Financial Officer; (iii) any failure of Horizon Bank or Horizon to obtain the assumption of the obligation to perform the obligations under the change in control agreement by any successor company; or (iv) any intentional breach by Horizon Bank of a term, condition or covenant of the change in control agreement.
In the event of death during 2015, Mr. Secor’s estate would have been entitled to life insurance and salary continuation proceeds in the amount of $734,400.
If any of Messrs. Dwight, Edwards, Neff, Secor or Rose qualifies as a “key employee” under Internal Revenue Code Section 409A at the time of their separation from service, Horizon may not make certain payments of nonqualified deferred compensation to them earlier than six months following the date of their separation from service (or, if earlier, the date of their death). Each of Messrs. Dwight, Edwards, Neff, Secor and Rose currently is considered to be a “key employee.”
Other Benefits Upon Termination or Change in Control
In the event of a change in control of Horizon, the recipient of stock options and shares of restricted stock granted to executive officers under the 2003 Omnibus Plan or the 2013 Omnibus Plan (collectively, “Omnibus Plan”) that are then outstanding and that either are not then exercisable or are subject to any restrictions will become immediately exercisable, and all restrictions will be removed, as of the first date that the change in control has been deemed to have occurred. In addition, stock options granted to executive officers will be vested and fully exercisable as of the date of death, disability or retirement of the executive officer.
The Omnibus Plan provides that a “change in control” will be deemed to have occurred if any of the following conditions or events occurs: (i) any merger, consolidation or similar transaction which involves Horizon and in which persons who are the shareholders of Horizon immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50% of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (ii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of Horizon; (iii) any tender, exchange, sale or other disposition (other than disposition of the stock of Horizon or Horizon Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by Horizon or any Horizon sponsored employee benefit plan, or purchases by members of the Board of Directors of Horizon or any subsidiary) of shares which represent more than 25% of the voting power of Horizon or Horizon Bank; or (iv) during any period of two consecutive years, individuals who at the date of the adoption of the Omnibus Plan constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.
The Omnibus Plan provides, however, that a change in control will not be deemed to have occurred (i) as a result of the issuance of stock by Horizon in connection with any public offering of its stock; (ii) with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not persons subject to liability under Section 16(b) of the Securities Exchange Act of 1934; or (iii) due to stock ownership by the Horizon Bancorp Employees’ Stock Ownership Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Ownership Plan, the Horizon Bancorp Employee’s Thrift Plan Trust Agreement, which forms a part of the Horizon Bancorp Employee’s Thrift Plan, or any other employee benefit plan.
If a change in control had occurred as of December 31, 2015, the stock options granted to executive officers that were not previously vested would have become fully vested as of that date. The outstanding stock options for the executive officers are discussed in more detail in the discussion of Outstanding Equity Awards at Fiscal Year-End for 2015. The Omnibus Plan is discussed in more detail above in the Compensation Discussion and Analysis.
Section 162(m)
Pursuant to Section 162(m) of the Internal Revenue Code, in certain circumstances, the deductibility of compensation paid to any individual executive officer of a public company, including stock-based compensation, is limited to $1,000,000. Although Horizon retains the discretion to award compensation that exceeds the limits in Section 162(m) of the Internal Revenue Code, Horizon expects that the remuneration of its senior executive officers will remain under the applicable $1,000,000 limit.
Compensation of Directors
The following table presents information about our compensation of members of the Board of Directors. Information on the compensation received by Mr. Dwight, who is a named executive officer, is included in the Summary Compensation Table above. Mr. Dwight does not receive any additional compensation for service on the Board of Directors.

Director Compensation for 2015
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Susan D. Aaron	$27,016	$14,984	N/A	N/A	$ -	$ -	$42,000
Lawrence E. Burnell	27,016	14,984	N/A	N/A	-	-	42,000
James B. Dworkin	25,016	14,984	N/A	N/A	-	-	40,000
Charley E. Gillispie	31,016	14,984	N/A	N/A	-	-	46,000
Daniel F. Hopp	39,016	14,984	N/A	N/A	-	-	54,000
Larry N. Middleton	25,016	14,984	N/A	N/A	-	-	40,000
Peter L. Pairitz	29,016	14,984	N/A	N/A	-	-	44,000
Steven W. Reed	25,016	14,984	N/A	N/A	-	-	40,000
Robert E. Swinehart	25,016	14,984	N/A	N/A	-	-	40,000
Spero W. Valavanis	27,016	14,984	N/A	N/A	-	-	42,000
Maurice F. Winkler, III	20,000	-	N/A	N/A	-	-	20,000

Horizon paid each of its non-employee directors a cash retainer of $25,016 and a bonus in Common Shares equal in value to $14,984 for their services in 2015. Active employees of Horizon and/or Horizon Bank receive no separate compensation for their services as directors. The Chairpersons of the Compensation Committee and Loan Committee receive an additional cash amount of $4,000, the Chairperson of the Audit Committee receives an additional $6,000 and the Chairpersons of the Asset Liability Committee, Long Range Planning Committee and Trust Committee receive an additional $2,000. The Lead Director receives an additional fee of $10,000. Directors do not receive additional compensation for attending meetings of committees of the Board or for special assignments or meetings.
In April 2012, the Board adopted Guidelines that require each independent director to maintain ownership of Common Shares having a value equal to at least three times their annual retainer. The Guidelines are discussed above in the “Stock Ownership Guidelines” section under “Corporate Governance.” All of the members of the Horizon Board of Directors also serve as directors of Horizon Bank, which is a national bank. Federal banking law requires that a national bank director maintain shares of a bank’s stock, or of the company that controls the bank, having a minimum aggregate fair market value of $1,000. All of the directors satisfy this requirement.
Horizon sponsors a Directors’ Deferred Compensation Plan, which allows non-employee directors of Horizon and Horizon Bank to elect to defer the receipt of fees for their services. Earnings on fees deferred under the plan are based on the five-year Treasury rate plus 200 basis points but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Payments of deferred fees are made to participants or their beneficiaries in a lump sum or annual installments upon death or disability of the participants or as designated by participants. Participants have no rights to amounts deferred other than rights as general creditors of Horizon.
Report of the Audit Committee
This report is being provided to inform shareholders of the Audit Committee’s oversight with respect to Horizon’s financial reporting.
Review with Management and Independent Auditors
The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2015. In addition, the Audit Committee has discussed with

BKD, LLP all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement of Auditing Standards No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the Audit Committee concerning independence, and has discussed with BKD, LLP their independence.
Conclusion
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, to be filed with the Securities and Exchange Commission.
Charley Gillispie, Chairperson
James B. Dworkin
Larry N. Middleton
Robert E. Swinehart

Common Share Ownership of Management and Certain Beneficial Owners
Security Ownership of Management
The following table sets forth the number and percent of Common Shares beneficially owned by the directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of January 1, 2016.  On that date, 11,939,887 shares of Horizon common stock were issued and outstanding.  Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Horizon Bancorp, 515 Franklin Square, Michigan City, Indiana 46360.
Name	Shares Beneficially Owned(1)		Percentage
Directors:
Susan D. Aaron	23,544	(2)	*
Lawrence E. Burnell	12,823	(3)	*
Craig M. Dwight	200,051	(4)	1.7%
James B. Dworkin	12,417	(5)	*
Charley E. Gillispie	15,381	(6)	*
Daniel F. Hopp	31,074	(7)	*
Larry N. Middleton	29,473	(8)	*
Peter L. Pairitz	87,272	(9)	*
Steven W. Reed	4,615	(10)
Robert E. Swinehart	28,392	(11)	*
Spero W. Valavanis	25,742	(12)	*
Maurice F. Winkler III	33,058	(13)

Named Executive Officers:
Thomas H. Edwards	93,118	(14)	*
James D. Neff	143,938	(15)	1.2%
David G. Rose	121,596	(16)	1.0%
Mark E. Secor	30,524	(17)	*
All Directors and Executive Officers as a Group (17 Persons):	922,993	(18)	7.7%

*Beneficial ownership is less than one percent.
1.	The information shown regarding shares beneficially owned is based upon information furnished to Horizon by the individuals listed. The nature of beneficial ownership, unless otherwise noted, represents sole voting or investment power. Stock options that vested on or before March 1, 2016, are included in the number of shares beneficially owned.
2.	All of the shares are owned directly by Ms. Aaron.
3.	Consists of 4,075 shares owned directly by Mr. Burnell and 8,748 shares held by a trust for which Mr. Burnell is the grantor and serves as trustee.
4.	Consists of 7,543 vested stock options, 13,506 shares owned directly by Mr. Dwight, 99,262 shares owned jointly by Mr. Dwight and his spouse, 59,697 shares held by the ESOP, 16,206 shares held by the Thrift Plan, and 3,837 shares of restricted stock granted under the 2003 Omnibus Plan.
5.	Consists of 1,319 shares owned directly by Mr. Dworkin and 11,098 shares owned jointly by Mr. Dworkin and his spouse.
6.	Consists of 402 shares owned directly by Mr. Gillispie and 14,979 shares owned jointly by Mr. Gillispie and his spouse.
7.	All shares are owned jointly by Mr. Hopp and his spouse.
8.	Consists of 2,645 shares owned directly by Mr. Middleton, 24,908 shares held by a trust for which Mr. Middleton is the grantor and serves as trustee and 1,920 shares owned by his spouse.
9.	All of the shares are owned directly by Mr. Pairitz.
10.	All of the shares are owned directly by Mr. Reed.

11.	Consists of 7,515 shares owned directly by Mr. Swinehart and 20,877 shares owned jointly by Mr. Swinehart and his spouse.
12.	All of the shares are owned directly by Mr. Valavanis.
13.	Consists of 8,996 shares owned directly by Mr. Winkler, 7,334 shares held by his spouse, 4,338 shares for which he shares voting power and 12,390 shares held in a terminated Peoples Bancorp benefit plan.
14.	Consists of 27,717 shares owned directly by Mr. Edwards, 2,250 shares owned by Mr. Edwards’ spouse, 28,461 shares held in the 2005 SERP, 10,231 shares held by the ESOP, 13,257 shares held by the Thrift Plan, 5,553 vested stock options and 5,649 shares of restricted stock granted under the 2003 Omnibus Plan.
15.	Consists of 93,270 shares owned directly by Mr. Neff, 20,025 shares held in the 2005 SERP, 8,218 shares held by the ESOP, 11,776 shares held by the Thrift Plan, 5,279 vested stock options and 5,370 shares of restricted stock granted under the 2003 Omnibus Plan.
16.	Consists of 8,826 vested stock options, 28,166 shares held by the SERP, 77,302 shares held by the ESOP, 4,937 shares held by the Thrift Plan and 2,365 shares of restricted stock granted under the 2003 Omnibus Plan.
17.	Consists of 1,050 shares owned directly by Mr. Secor, 8,255 vested stock options, 2,861 shares held by the ESOP, 5,139 shares held by the Thrift Plan, 8,637 shares held in the 2005 SERP and 4,582 shares of restricted stock granted under the 2003 Omnibus Plan.
18.	Includes 37,342 shares covered by stock options and 226,788 shares as to which voting and investment powers are shared by members of the group with their spouses or other family members or held by family trusts.
Security Ownership of Certain Beneficial Owners
Based on 11,939,887 Common Shares outstanding at December 31, 2015, and in reliance on ownership information provided in Schedule 13G filings made with the SEC, no person or entity beneficially owns more than five percent of the issued and outstanding Common Shares.

Certain Business Relationships and Transactions
In accordance with our Audit Committee Charter and NASDAQ requirements, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. Horizon’s Amended and Restated Articles of Incorporation provided the procedures for the Board to follow in approving or ratifying transactions with Horizon in which a director has a direct or indirect interest. The Articles provide that such transactions will be approved or ratified upon the affirmative vote of a majority of the directors on the Board or a Board committee who do not have a direct or indirect interest in the transaction or by a vote of the shareholders. Horizon’s Code of Ethics for Executive Officers and Directors and the Advisor Code of Conduct for Horizon and Horizon Bank provide the policies and procedures for the review and approval or ratification of conflict of interest transactions. Any situations involving potential conflicts of interest involving an executive officer, director or member of his or her family, if material, are to be reported and discussed with the Code of Ethics contact person. For executive officers, the contact person is the Chief Executive Officer, or if the executive officer believes it more appropriate, the Chairman of the Audit Committee. For directors, the contact person is the Chairman of the Audit Committee.
Directors and executive officers of Horizon and their associates were customers of, and had transactions with, Horizon Bank in the ordinary course of business during 2015. Horizon expects that comparable transactions will occur in the future. These transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated third parties. In the opinion of Horizon’s management, these transactions did not involve more than normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Proposal 2
Amendment of the Articles of Incorporation to Increase the Number of Common Shares
Article Five, Section 5.1 of Horizon’s Articles of Incorporation, as amended (the “Articles of Incorporation”), currently authorizes the issuance of up to 22,500,000 Common Shares, no par value, and up to 1,000,000 Preferred Shares. Horizon’s Board of Directors may fix the preferences, limitations, and relative voting and other rights of the shares of any series of Preferred Shares that it designates. As of December 31, 2015, a total of 11,939,887 Common Shares were issued and outstanding and a total of 541,345 Common Shares were reserved for future issuance under Horizon’s shareholder-approved equity incentive plans, leaving a total of just 10,018,768 Common Shares available for issuance and use by Horizon in the future.
The Board of Directors has approved, subject to shareholder approval, an amendment to Article Five, Section 5.1 of Horizon’s Articles of Incorporation to increase the authorized number of Common Shares to 44,000,000 shares (the “Share Increase Amendment”). The authorized number of Preferred Shares will remain unchanged at 1,000,000 Preferred Shares.
The Board of Directors has also approved ministerial amendments to the Articles of Incorporation to remove the respective Certificates of Designations for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and the Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “Series A/Series B Amendments”). As of February 1, 2016, all remaining issued Series A and Series B Preferred Stock have been redeemed, and none remains outstanding or available for reissuance under those particular Certificates of Designation and, accordingly, the Board of Directors has approved removing them from the Articles of Incorporation.
The Series A/Series B Amendments do not require shareholder approval and you are being asked to vote only on the Share Increase Amendment described in this Proposal 2. If the shareholders approve the Share Increase Amendment, however, then Horizon will file Amended and Restated Articles of Incorporation with the Indiana Secretary of State that will reflect both the Share Increase Amendment and the Series A/Series B Amendments.
At this time, you are only being asked to consider the Share Increase Amendment. The increase in the authorized number of Common Shares is intended to ensure that Horizon will continue to have an adequate number of authorized and unissued Common Shares for future use. The Share Increase Amendment would give Horizon the necessary flexibility to issue Common Shares for many purposes, including without limitation, the following potential purposes:
•	To raise additional capital to support Horizon’s growth initiatives;
•	To use for general corporate purposes, including the issuance in connection with potential future stock splits;
•	To use as potential consideration in business acquisitions, including the recently announced merger with Kosciusko Financial, Inc.; and
•	To support issuances pursuant to existing and potential future equity-based incentive compensation plans.
Having such Common Shares available for issuance in the future will enable us to issue and sell Common Shares without the expense and delay of a shareholders meeting (except when shareholder approval is required under applicable law or NASDAQ rules). Among other things, any such delay could cause us to lose out on acquisition opportunities when we are competing for those acquisitions with other companies that do have available shares.

Additional Common Shares authorized for issuance by the Share Increase Amendment, if and when issued, will have the same rights and privileges as the Common Shares that are currently owned by our shareholders. Our shareholders have no preemptive rights to purchase Common Shares or other securities. In addition, under Indiana law, our shareholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of Common Shares authorized for future issuance.
If the Share Increase Amendment is approved by our shareholders at the Annual Meeting, then, Section 5.1 of Article Five of the Articles of Incorporation will be amended and restated to read in its entirety as follows:
“SECTION 5.1 NUMBER OF SHARES. The total number of shares which the Corporation is to have the authority to issue is 45,000,000, consisting of 44,000,000 common shares (“COMMON SHARES”) and 1,000,000 preferred shares (“PREFERRED SHARES”).”
The proposed increase in the number of authorized Common Shares will not, by itself, change the number of Common Shares outstanding, nor will it have any immediate dilutive effect on Horizon’s current shareholders. However, the issuance of additional Common Shares authorized by the Share Increase Amendment may occur at times or under circumstances that could result in a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of Horizon’s Common Shares, none of whom have preemptive rights to subscribe for additional Common Shares that Horizon may issue.
Although an increase in the number of authorized Common Shares of Horizon could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in authorized Common Shares is not in response to any effort by any person or group to accumulate our Common Shares or to obtain control of Horizon by any means. In addition, the proposed Share Increase Amendment is not part of any plan by our Board of Directors to recommend or implement a series of anti-takeover measures.
If the Share Increase Amendment is approved by our shareholders, then, it will become effective upon filing the appropriate documentation with the Indiana Secretary of State. As described above, upon approval of the Share Increase Amendment, Horizon intends to file Amended and Restated Articles of Incorporation that will reflect both the Share Increase Amendment and the Series A/Series B Amendments.
Approval of the Share Increase Amendment requires that more votes be cast in favor of the proposal than against the proposal.

The Board of Directors of Horizon believes that the Share Increase Amendment is in the best interests of the shareholders of Horizon and, therefore, unanimously recommends that the shareholders vote “FOR” approval of the Share Increase Amendment to increase the authorized number of Common Shares from 22,500,000 to 44,000,000.
(Item 2 on the Proxy Card)

Proposal 3
Advisory Vote to Approve Executive Compensation
Background of the Proposal
This proposal provides Horizon’s shareholders with the opportunity to cast an advisory vote to approve Horizon’s executive compensation. As in recent years, we are providing you with an opportunity to vote, in an advisory capacity, on Horizon’s executive compensation. This proposal is included in compliance with Section 14A of the Securities Exchange Act of 1934.
Executive Compensation
Horizon believes that its compensation is focused on principles that are strongly aligned with the long-term interests of its shareholders. We believe that both Horizon and our shareholders benefit from our compensation policies and practices. The proposal described below, commonly known as a “say-on-pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program for named executive officers described in this Proxy Statement. At the Annual Meeting held in 2015, shareholders approved the compensation of Horizon’s named executive officers, with 93.7% of the shares voted on the proposal being voted in favor of the compensation arrangements.
As described above in the Compensation Discussion and Analysis section of this Proxy Statement, a main objective of our executive compensation program is to align a significant portion of each executive officer’s total compensation with Horizon’s annual and long-term performance and with the interests of our shareholders. A second, related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance Horizon’s long-term success and shareholder value. The Board of Directors believes that Horizon’s compensation policies and procedures achieve these objectives.
The following chart compares the change in market price of Horizon’s stock to that of other publicly traded banks in Indiana and Michigan over the past five years.

	Period Ending
	December 31	December 31	December 31	December 31	December 31	December 31
Index	2010	2011	2012	2013	2014	2015
Horizon Bancorp	100.00	97.73	166.21	214.26	221.11	236.50
Indiana Banks (1)	100.00	102.15	109.89	150.84	157.23	162.16
Michigan Banks (1)	100.00	99.28	118.24	165.38	168.06	193.00

(1) excludes merger targets
Source : SNL Financial LC, Charlottesville, VA
Copyright 2015						www.snl.com

During 2015, Horizon’s Compensation Committee met with Horizon’s Senior Auditor to review Horizon’s executive officer incentive compensation program for any features that may incentivize undue risk taking. The participants in this meeting concluded that Horizon’s incentive compensation plans have several features that help mitigate the possibility that executive officers will take undue risks. These features include the following:

•	The Compensation Committee may unilaterally amend, modify or cancel the plans at any time at their sole discretion.
•	Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.
•	Executive officers will only be paid bonuses if they are in good standing with Horizon and not under a performance warning, suspension or individual regulatory sanction.
•	The Committee or its designee is to review and approve all executive officer bonuses prior to payment.
•	Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.
•	Incentive compensation may be “clawed back” pursuant to a Horizon Bank policy as discussed above under the heading “Recovery of Incentive Compensation under the Dodd-Frank Act.”
In addition, based on information from Cook & Co., Horizon’s compensation consultants, and other sources, we believe our compensation levels for our executive officers are within acceptable ranges based on our performance in the top quartile of our peer group.
Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement for a detailed discussion of Horizon’s executive compensation program.
This Proposal 3 gives our shareholders the opportunity to endorse or not endorse Horizon’s overall executive compensation program and policies as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. The vote is advisory, which means that the vote is not binding on Horizon, our Board of Directors or the Compensation Committee of the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinion of our shareholders and will consider the outcome of this vote when considering executive compensation arrangements.

At the 2012 Annual Meeting, Horizon provided shareholders with the opportunity to vote on the frequency of future say-on-pay advisory votes. The Board of Directors recommended that the advisory say-on-pay vote be held on an annual basis, and over 95% of the shares that were voted on the matter were cast in favor of an annual vote. Accordingly, the Board of Directors has included an advisory say-on-pay vote at each Annual Meeting held thereafter, and has directed that this advisory say-on-pay vote be included for the 2016 Annual Meeting. The next advisory say-on-pay vote will be at the 2017 Annual Meeting.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the shareholders of Horizon Bancorp approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Horizon Bancorp’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”
Approval of this Proposal 3 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors.
The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of our named executive officers as disclosed in this Proxy Statement.
(Item 3 on the Proxy Card)

Proposal 4
Ratification of Appointment of Independent Auditors
BKD, LLP served as Horizon’s independent auditors for 2014 and 2015. Upon the recommendation of the Audit Committee, the Board of Directors has selected BKD, LLP as Horizon’s independent auditors for 2016. BKD, LLP has served as Horizon’s independent auditors since 1998. Shareholder ratification of the appointment of the independent auditors is not required by law, but the Audit Committee has proposed and recommended the submission of the appointment of BKD, LLP to the shareholders to give the shareholders input into the designation of the auditors.
Ratification of the appointment of Horizon’s independent auditor requires that more shares be voted in favor of the proposal than against the proposal. If the shareholders do not ratify the selection of BKD, LLP, the Audit Committee may reconsider its selection of BKD, LLP as independent auditors. Even if this proposal to ratify the auditors is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Horizon or its shareholders.
Representatives of BKD, LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
The Audit Committee of the Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of BKD, LLP as Horizon’s independent auditors for 2016.
(Item 4 on the Proxy Card).

Auditor Fees and Services
BKD, LLP served as Horizon’s independent auditors for 2014 and 2015. The services performed by BKD, LLP in this capacity included conducting an examination in accordance with generally accepted auditing standards of, and expressing an opinion on, Horizon’s consolidated financial statements. The Board of Directors has selected BKD, LLP as the independent public accountants for 2016 and is seeking shareholder ratification at the Annual Meeting.
Audit Fees
BKD, LLP’s fees for professional services rendered in connection with the audit and review of Forms 10-Q and all other SEC regulatory filings were $186,000 for 2014 and $210,650 for 2015.
Audit-Related Fees
BKD, LLP’s audit-related fees were $54,885 for 2014 and $61,810 for 2015. These fees related to accounting consultations and consent procedures performed in conjunction with Horizon’s acquisition of SCB Bancorp, Inc. in 2014, Horizon’s acquisition of Peoples Bancorp in 2015 and the filing of other registration statements in both 2014 and 2015.
Tax Fees
BKD, LLP’s fees for tax services were $26,285 for 2014 and $40,770 for 2015.
All Other Fees
No other fees were paid to BKD, LLP for 2014 or 2015.
Board of Directors Pre-Approval
Horizon’s Audit Committee formally adopted resolutions pre-approving the engagement of BKD LLP to act as our independent auditor for the two fiscal years ended December 31, 2016. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X, because it anticipates that, in the future, the engagement of BKD LLP will be pre-approved by the Audit Committee. All audit-related fees and fees for tax services for 2014 and 2015 were pre-approved by the Audit Committee. Horizon’s independent auditors performed all work described above with their respective full-time, permanent employees.
Section 16(a) Beneficial Ownership Reporting Compliance
Executive officers and directors of Horizon and owners of more than 10% of the Common Shares are required to file reports of their ownership and changes in their ownership of Common Shares with the SEC. Copies of these reports also must be furnished to Horizon. Based solely upon a review of copies furnished to Horizon through the date of this Proxy Statement or written representations that no reports were required, Horizon believes that its executive officers, directors and 10% shareholders complied with the 2015 filing requirements with the following exceptions. On June 23, 2015, Form 4s that were six filing days late were filed for Kathie A. DeRuiter, Thomas H. Edwards, James D. Neff, David G. Rose and Mark E. Secor to report the acquisition of an indirect beneficial ownership in shares purchased by a supplemental executive retirement plan administrator and allocated to their respective accounts. On February 22, 2016, a Form 4 that was approximately nine and a half months late was filed for Kathie A. DeRuiter to report a sale of shares.
Shareholder Proposals for 2016 Annual Meeting
Any shareholder who wishes to have a proposal considered for inclusion in Horizon’s Proxy Statement for the 2017 Annual Meeting of Shareholders under Rule 14a-8 of the Securities Exchange Act of 1934 must submit the proposal in writing so that Horizon receives it by November 19, 2016, which date is 120 calendar days before the anniversary date of the release of this Proxy Statement relating to Horizon’s 2016 Annual Meeting. Proposals should be addressed to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360. If notice of any other shareholder proposal intended to be presented at the 2017 Annual Meeting is not received by Horizon on or before November 19, 2016, the proxy solicited by the Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in Horizon’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.
Horizon’s Amended and Restated Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the Annual Meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the anniversary of the date that Horizon’s proxy statement was released to shareholders in connection with the previous year’s Annual Meeting. This Proxy Statement is anticipated to be filed with the SEC on March 15, 2016, with Notice of Internet Availability mailed to shareholders on March 18, 2016, which means that the nomination or proposal cut-off date for the 2017 Annual Meeting is November 19, 2016. Shareholder nominations must include the detailed information about the nominee required by the Amended and Restated Bylaws and also must comply with the other requirements set forth in the Amended and Restated Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Amended and Restated Bylaws. Copies of the Amended and Restated Bylaws are available to shareholders from Horizon’s Secretary free of charge upon request.

Other Matters
Management knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. The enclosed proxy confers discretionary authority on the proxies to vote on any other business that may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in their discretion on any such matter.
To the extent information in this Proxy Statement rests peculiarly within the knowledge of persons other than Horizon, Horizon has relied upon information furnished by others for the accuracy and completeness of the information.
We urge you to complete, date and sign the proxy and return it promptly in enclosed envelope.
James D. Neff
Secretary
Michigan City, Indiana
March 15, 2016

Availability of Form 10-K
A copy of Horizon’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) is available to shareholders without charge, upon written request to Dona Lucker, Shareholder Relations, at 515 Franklin Square, Michigan City, Indiana 46360. The Form 10-K, the other proxy materials and other SEC filings also are available on the Internet at www.investorvote.com/hbnc and online in the SEC’s EDGAR database at www.sec.gov.

Horizon Bancorp
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on May 4, 2016.

Vote by Internet • Go to www.investorvote.com/HBNC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

 A  Proposals – The Board recommends a vote FOR all director nominees and FOR Proposals 2, 3 and 4

1.	Election of Directors						For	Against	Abstain
	Nominees	For	Withhold		3.	Advisory vote to approve executive compensation.	☐	☐	☐
	01 – Susan D. Aaron	☐	☐
	02 – Craig M. Dwight	☐	☐		4.	Ratification of appointment of BKD, LLP as independent auditors.	☐	☐	☐
	03 – Larry N. Middleton	☐	☐
	04 – Robert E. Swinehart	☐	☐

2.	Amendment of the Articles of Incorporation to Increase the Number of Common Shares.	For ☐	Against ☐	Abstain ☐	5.	In their discretion, on such other business as may be properly brought before the Annual Meeting or any adjournment of the Annual Meeting.

 B  Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

1 U P X

023AEC
                                                                                    +

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Revocable Proxy — Horizon Bancorp

Notice of 2016 Annual Meeting of Shareholders – May 5, 2016, 10:00 a.m. (local time)

Orak Shrine Center, 3848 Frontage Road, Michigan City, Indiana
Proxy Solicited by Board of Directors for Annual Meeting

Thomas H. Edwards, James D. Neff, and Mark E. Secor, or any of them, each with the power of substitution, are hereby appointed as Proxies and authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Horizon Bancorp to be held on Thursday, May 5, 2016, at 10:00 a.m. (local time) or at any postponement or adjournment thereof.

Your vote is very important!

Shares represented by a properly executed proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all director nominees and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

ANNUAL MEETING MATERIALS ARE AVAILABLE ON-LINE AT:
http://www.investorvote.com/HBNC

(Items to be voted appear on reverse side.)